UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
QUANTUMSCAPE CORPORATION

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

1730 Technology Drive
San Jose, California, 95110
(408) 452-2000

August 4, 2022

Dear QuantumScape Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of QuantumScape Corporation, to be held on Tuesday, September 20, 2022, at 9:00 a.m., Pacific Time. The annual meeting will be conducted virtually via live audio webcast, which you will be able to attend by visiting www.virtualshareholdermeeting.com/QS2022.

The attached formal meeting notice and proxy statement contain details of the following matters of business to be conducted at the annual meeting:

●	To elect 11 directors to serve until the 2023 annual meeting of stockholders;

●	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

●	To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

●	To approve, on a non-binding advisory basis, the compensation of the named executive officers.

Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.

We have also included in this proxy statement a brief description of our corporate social responsibility initiatives. As a leader in the development of next-generation solid-state lithium-metal batteries, we focus on environmental, social, and governance (ESG) factors that are connected to our strategic business initiatives, such as product environmental impact, workplace health and safety and employee development.

On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in QuantumScape.

Sincerely,

Jagdeep Singh

President, Chief Executive Officer, Co-Founder and Chairman

QUANTUMSCAPE CORPORATION

1730 Technology Drive
San Jose, California, 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., Pacific Time, on Tuesday, September 20, 2022

Virtual Location	The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/QS2022, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. You will need to have your 16-digit control number included on your proxy card or the instructions that accompanied your Proxy Materials (as defined below) in order to join the annual meeting.

Items of Business	Proposal 1: To elect 11 directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified.

Board Recommendation: FOR each director nominee

Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

Board Recommendation: FOR

Proposal 3: To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.

Board Recommendation: ONE YEAR

Proposal 4: To approve, on a non-binding advisory basis, the compensation of the named executive officers.

Board Recommendation: FOR

In addition, we will transaction any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	July 28, 2022

Only stockholders of record as of the close of business on July 28, 2022, are entitled to notice of and to vote at the annual meeting. A list of the stockholders of record entitled to vote at the annual meeting will be available for examination, for any purpose germane to the annual meeting, during ordinary business hours for ten days prior to the annual meeting online at ir.quantumscape.com. Reasonable accommodations will be made if we cannot make the list available at our principal executive offices. The stockholder list will also be available online during the annual meeting.

Availability of Proxy Materials	The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about August 4, 2022, to all stockholders entitled to vote at the annual meeting.

The Proxy Materials can be accessed as of August 4, 2022, by visiting www.proxyvote.com.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the Board of Directors,

Jagdeep Singh

President, Chief Executive Officer, Co-Founder and Chairman

PROXY SUMMARY

The proxy materials, which include this proxy statement, proxy card, Notice of Annual Meeting of Stockholders and our 2021 Annual Report on Form 10-K, as amended, are being distributed and made available on or about August 4, 2022. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2022 Annual Meeting.

This summary does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting.

2022 Annual Meeting of Stockholders

DATE & TIME	LOCATION	RECORD DATE

September 20, 2022	Virtually by visiting:	July 28, 2022

9:00 a.m.
Pacific Time	www.virtualshareholdermeeting.com/QS2022

Voting Proposals

Proposal		Board Recommendation

1	To elect 11 directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified.	FOR each director nominee

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.	FOR

3	To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	ONE YEAR

4	To approve, on a non-binding advisory basis, the compensation of the named executive officers.	FOR

2022 Proxy Statement | 1

Driven to Revolutionize Energy Storage

QuantumScape is on a mission to revolutionize energy storage by building the world’s best batteries, as measured by energy density, power density (charge time), cycle life, and safety, with the aim of enabling a sustainable future.

We are focusing first on electrifying the automotive powertrain, an application that we believe represents both an important part of the solution to the global greenhouse gas emissions problem as well as an opportunity to create tremendous value for shareholders over the coming decades. After 30 years of gradual improvements in conventional lithium-ion batteries, we believe the market needs a step change in battery technology to make mass-market electric vehicles (EVs) competitive with fossil fuel alternatives.

The proprietary solid-state lithium-metal battery technology that we are developing is a new category of battery designed to meet the requirements for broader market adoption by offering greater energy density, longer life, faster charging, and greater safety when compared to today’s conventional lithium-ion batteries.

FY 2021 Business Highlights

In fiscal year 2021, our first full year as a public company, we have:

Successfully achieved technical milestone demonstrating important progress toward our final commercial design, thus unlocking a $100 million investment from Volkswagen	Signed customer sampling agreements with two new global auto manufacturers – one a top-10 automaker by global revenues, and the other an established global luxury automaker

Demonstrated 4-layer and 10-layer battery cells cycling capabilities meeting our gold-standard testing conditions, i.e. average charge/discharge rates of 1C or faster, at temperatures of 25 °C, 100% depth of discharge, and externally applied pressure of no more than approximately 3.4 atmospheres, simultaneously	Strengthened our financial position by raising $462 million in a follow-on public offering, $100 million from the Volkswagen milestone investment, and $151 million through warrant exercises, bringing our cash balance to approximately $1.5 billion at the end of 2021

Announced world-first results testing our battery cells under zero externally applied pressure, and battery cells using lithium-iron-phosphate (LFP) cathodes	Bolstered our world-class team with additional R&D and manufacturing talent, doubling our headcount to 570 employees

Secured space and began construction on QS-0, our pre-pilot facility, which is a key step in our manufacturing progress	Continued to fortify our patent portfolio, with global issued and pending patents increasing from 223 to 284

2 | QuantumScape

Corporate Governance Highlights

Director Nominees and Committee Membership

At our 2022 annual meeting, three new director nominees—Jeneanne Hanley, Susan Huppertz, and Dr. Gena Lovett—will stand for election to our board of directors for the first time.

Name	Age	Role	Director Since(1)	Independent	Committee Memberships(2)
					Audit	Compensation	Nominating
							& Corporate
							Governance
Jagdeep Singh	55	President, Chief Executive Officer, Co-Founder and Chairman	May 2010	No
Frank Blome	53	Director	Sep 2020	Yes
Brad Buss	58	Lead Independent Director	Aug 2020	Yes	C	M
Jeneanne Hanley	49	Director	Dec 2021	Yes	M	M
Susan Huppertz	53	Director	Feb 2022	Yes	M
Prof. Dr. Jürgen Leohold	68	Director	May 2015	Yes		C	M
Dr. Gena Lovett	59	Director	Jan 2022	Yes	M		C
Prof. Dr. Fritz Prinz	72	Co-Founder, Director	Dec 2010	No
Dipender Saluja	57	Director	Aug 2012	Yes			M
JB Straubel	46	Director	Feb 2020	Yes
Jens Wiese	49	Director	Jan 2021	Yes			M

C Chair     M Member

(1)	Includes board service at both QuantumScape Corporation and Legacy QuantumScape.

(2)	If director nominees are elected by stockholders, committee composition immediately following the 2022 Annual Meeting will be unchanged.

2022 Proxy Statement | 3

Board Diversity

Directors	Female	Male
Gender Identity
Directors	3	8
Race/Ethnicity
Asian/Pacific Islander	-	2
Black/African American	1	-
Caucasian	2	6
Hispanic/Latino	-	-
Native American	-	-

Board Knowledge, Skills and Experience

6	Public company board experience and corporate governance	9	Automotive industry	9	Financial

10	Executive experience	7	Technology development	10	Risk management

6	Battery and energy technology	9	Manufacturing, scale-up, operations	8	HR, compensation

Total number of directors 11

4 | QuantumScape

Executive Compensation Highlights

Compensation Practices

What we do

Performance-Based Compensation
The majority of our executive compensation program is comprised of long-term performance-based compensation, and therefore “at risk,” dependent upon corporate performance and equity-based to align the interests of our executives with our stockholders.

Independent Compensation Committee
Our compensation committee is comprised solely of independent directors who have established effective means for communicating with each other and with our stockholders, and implementing their executive compensation ideas.

Independent Compensation Consultant
Our compensation committee engaged its own compensation consultant, Compensia, a national compensation consulting firm, to assist with its compensation review and analysis.

Annual Executive Compensation Review
Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

Clawback Arrangements
The terms of the awards under our Extraordinary Performance Award Program provide for recovery of such awards recipient’s misconduct. Additionally, our equity and incentive plans permit us to implement compensation recoupment provisions.

Stock Ownership Guidelines In April 2022, we adopted stock ownership requirements for our directors and executive officers.
What we don’t do

Minimal Perquisites and Special Benefits
Our executives are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees. At this time, we provide limited perquisites and other personal benefits to our executives and certain senior employees.

No “Golden Parachute” Tax Reimbursements
We do not provide any tax reimbursement payments on any tax liability that our executives might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code.

No Hedging and Pledging
Our Insider Trading Policy prohibits our employees and the members of our board of directors, from hedging any Company securities, from pledging any Company securities as collateral for any loan or as part of any other pledging transaction, or from holding any Company common stock in margin accounts.

No “Single-Trigger” Change-in-Control Arrangements
Our executives are not eligible for benefits that are payable solely as a result of a change-in-control in the Company. All change-in-control benefits are based on a “double-trigger” arrangement, requiring both a change-in-control of our Company plus an involuntary termination of employment.

FY 2021 Compensation Mix for Named Executive Officers

RSUs and Performance Equity are considered at risk because of stock price volatility; Performance Equity and Incentive Cash are considered at risk because they are earned only upon achievement of performance milestones.

2022 Proxy Statement | 5

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What is QuantumScape Corporation’s relationship to Kensington Capital Acquisition Corp.?

The original QuantumScape Corporation, now named QuantumScape Battery, Inc. (“Legacy QuantumScape”) was founded in 2010 with the mission to revolutionize energy storage to enable a sustainable future. On November 25, 2020, Legacy QuantumScape consummated a business combination (the “Business Combination”) with Kensington Capital Acquisition Corp., a special purpose acquisition company (“Kensington”), whereby Legacy QuantumScape became a wholly owned subsidiary of Kensington, and Kensington changed its name to QuantumScape Corporation, a Delaware corporation (the “Company,” “QuantumScape” or “QuantumScape Corporation”).

Why am I receiving these materials?

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of QuantumScape Corporation and any postponements, adjournments or continuations thereof.

The annual meeting will be held on September 20, 2022, at 9:00 a.m., Pacific Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/QS2022, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

The Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report (together, the “Proxy Materials”), is first being sent or given on or about August 4, 2022, to all stockholders of record as of July 28, 2022. The Proxy Materials can be accessed as of August 4, 2022, by visiting www.proxyvote.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the Proxy Materials in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the Proxy Materials are set forth in the Notice of Internet Availability.

What proposals will be voted on at the annual meeting?

The following proposals will be voted on at the annual meeting:

●	Proposal 1: the election of 11 directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified;

●	Proposal 2: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

●	Proposal 3: the approval, on a non-binding advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

●	Proposal 4: the approval, on a non-binding advisory basis, of the compensation of the named executive officers.

As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.

6 | QuantumScape

How does the board of directors recommend that I vote on these proposals?

Our board of directors recommends that you vote your shares:

●	Proposal 1: “FOR” the election of each director nominee named in this proxy statement;

●	Proposal 2: “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

●	Proposal 3: For “ONE YEAR” as the frequency of future stockholder non-binding advisory votes on the compensation of the Company’s named executive officers; and

●	Proposal 4: “FOR” the approval of the named executive officer compensation pursuant to a non-binding advisory vote.

Who is entitled to vote at the annual meeting?

Holders of our Class A and Class B common stock as of the close of business on July 28, 2022, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 349,707,152 shares of our Class A common stock outstanding and 82,998,187 shares of our Class B common stock outstanding.

How many votes do I have? Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting and each share of Class B common stock is entitled to 10 votes on each matter properly brought before the annual meeting. Our Class A common stock and Class B common stock, collectively referred to in this proxy statement as our common stock, will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability were sent directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”

Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Beneficial holders who did not receive a 16-digit control number from their broker, bank or other nominee, who wish to attend the meeting should follow the instructions from their broker, bank or other nominee, including any requirement to obtain a legal proxy. Throughout this proxy statement, we refer to these beneficial holders as “street name stockholders.”

How many votes are needed for approval of each proposal?

●	Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the 11 nominees receiving the highest number of affirmative FOR votes at the annual meeting will be elected as directors. You may (1) vote FOR the election of all of the director nominees named herein, (2) WITHHOLD authority to vote for all such director nominees or (3) vote FOR the election of all such director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by indicating in the space provided on the proxy. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of a WITHHOLD vote or a broker non-vote, will have no effect on the outcome of the election.

●	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

2022 Proxy Statement | 7

●	Proposal No. 3: The approval of the frequency of future stockholder advisory votes on the compensation of the Company’s named executive will be considered the advisory vote of our stockholders. You may vote to hold such advisory votes EVERY YEAR, EVERY TWO YEARS or EVERY THREE YEARS or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only in accordance with applicable laws, it will not be binding on us, our compensation committee or our board of directors. However, we value our stockholders’ input and will take the vote into consideration when determining the frequency of the advisory vote.

●	Proposal No. 4: The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires an affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us, our compensation committee or our board of directors. However, we value our stockholders’ input and will take the vote into consideration when evaluating executive compensation decisions.

Do the Company’s directors and officers have an interest in any of the matters to be acted upon at the annual meeting?

Members of our board of directors have an interest in Proposal 1, the election to the board of directors of the 11 director nominees as set forth herein, as each of the nominees is currently a member of the board of directors. Members of the board of directors and our executive officers do not have any interest in Proposal 2, the ratification of the appointment of our independent registered public accounting firm. Certain of our directors, executive officers and other members of our management team (including our Chief Executive Officer) are named executive officers, and thus may have an interest in Proposal 3 (the approval, on a non-binding advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers) and Proposal 4 (the approval, on a non-binding advisory basis, of the compensation of our named executive officers).

What is the quorum requirement for the annual meeting?

A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws (“Bylaws”) and Delaware law. The presence, in person (including virtually) or by proxy, of holders of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, withhold votes and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.

What is the difference between holding shares as a record holder and as a beneficial owner (holding shares in street name)?

If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are the “record holder” of those shares. If you are a record holder, the Proxy Materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, the Proxy Materials have been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares. Because you are not the stockholder of record, you may not vote your shares electronically during the annual meeting unless you request and obtain a valid proxy issued in your name from the broker, bank or other nominee considered the stockholder of record of the shares.

8 | QuantumScape

How do I vote and what are the voting deadlines?

Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:

●	by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on September 19, 2022 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

●	by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on September 19, 2022 (have your Notice of Internet Availability or proxy card in hand when you call);

●	by completing, signing and mailing your proxy card (if you received printed Proxy Materials), which must be received prior to the annual meeting in the prepaid envelope provided; or

●	by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/QS2022, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).

Street Name Stockholders. If you are a street name stockholder and did not receive a 16-digit control number from your broker, bank or other nominee for you to vote your own shares, then you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions, including any requirement to obtain a legal proxy, in order to instruct them on how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.

As discussed above, if you are a street name stockholder who did not receive a 16-digit control number, then you may not vote your shares at the annual meeting unless you follow the voting instructions from your broker, bank or other nominee and obtain any legal proxy they may require.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted as recommended by our board of directors:

●	Proposal 1: “FOR” the election of each director nominee named in this proxy statement;

●	Proposal 2: “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

●	Proposal 3: For “ONE YEAR” as the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers; and

●	Proposal 4: “FOR” the approval of the named executive officer compensation pursuant to a non-binding advisory vote.

In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

2022 Proxy Statement | 9

Can I change my vote or revoke my proxy?

Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:

●	entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);

●	completing and returning a later-dated proxy card, which must be received prior to the annual meeting;

●	delivering a written notice of revocation to our corporate secretary at QuantumScape Corporation, 1730 Technology Drive, San Jose, California, 95110, Attention: Corporate Secretary, which must be received prior to the annual meeting; or

●	attending and voting at the virtual annual meeting (although attendance at the virtual annual meeting will not, by itself, revoke a proxy).

Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

What do I need to do to attend the virtual annual meeting?

This year’s annual meeting will be a completely “virtual” meeting of stockholders. We will be hosting the annual meeting via live audio webcast only. You will be able to attend the annual meeting virtually, submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/QS2022. To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability. The annual meeting audio webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

How can I get help if I have trouble checking in or listening to the annual meeting online?

If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please refer to the virtual meeting log-in page at www.virtualshareholdermeeting.com/QS2022.

Will I be able to participate in the virtual annual meeting on the same basis I would be able to participate in a live annual meeting?

The online meeting format for our annual meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost. We designed the format of our virtual annual meeting to ensure that our stockholders who attend our annual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:

●	providing stockholders with the ability to submit appropriate questions up to 15 minutes in advance of the meeting;

●	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and

●	answering as many questions submitted in accordance with the meeting rules of conduct as appropriate in the time allotted for the meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Michael McCarthy, our Chief Legal Officer and Head of Corporate Development and Kevin Hettrich, our Chief Financial Officer, and each of them, with full power of substitution and re-substitution, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

10 | QuantumScape

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. or its designee will tabulate the votes and act as inspectors of election.

How can I contact QuantumScape’s transfer agent?

You may contact our transfer agent Continental Stock Transfer & Trust Company, by telephone at 1-800-509-5586 (toll-free) or 1-212-509-4000 (toll and international), or by writing Continental Stock Transfer & Trust Company, at Attention: Customer Service, 1 State Street, 30th Floor, New York, NY 10004-1561. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.continentalstock.com.

How are proxies solicited for the annual meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the annual meeting by means of the Proxy Materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the Proxy Materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the annual meeting?

We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (the “SEC”), within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a Notice of Internet Availability instead of a full set of Proxy Materials?

In accordance with the rules of the SEC we have elected to furnish our Proxy Materials, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Materials. The Notice of Internet Availability contains instructions on how to access our Proxy Materials on the Internet, how to vote on the proposals, how to request printed copies of the Proxy Materials, and how to request to receive all future Proxy Materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the Proxy Materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed Proxy Materials?

If you receive more than one Notice of Internet Availability or more than one set of printed Proxy Materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed Proxy Materials, as applicable, to ensure that all of your shares are voted.

2022 Proxy Statement | 11

I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability. How may I obtain an additional copy of the Notice of Internet Availability?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the Proxy Materials, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the Proxy Materials, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of the Proxy Materials, you may contact us as follows:

QuantumScape Corporation
Attention: Investor Relations
1730 Technology Drive,
San Jose, California, 95110
Tel: (408) 452-2000

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

12 | QuantumScape

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of 11 directors. At the annual meeting, 11 directors will be elected for a one-year term and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved the following 11 individuals as nominees for election as directors at the annual meeting:

Jagdeep Singh	Dr. Gena Lovett
Frank Blome	Prof. Dr. Fritz Prinz
Brad Buss	Dipender Saluja
Jeneanne Hanley	JB Straubel
Susan Huppertz	Jens Wiese
Prof. Dr. Jürgen Leohold

For more information concerning the nominees, please see “Board of Directors and Corporate Governance” starting on page 18.

If elected, each of the foregoing director nominees will serve as a director until the 2023 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal.

Each of the director nominees have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.

Vote Required

Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the eleven nominees receiving the highest number of affirmative FOR votes at the annual meeting will be elected as directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of a WITHHOLD vote or a broker non-vote, will have no effect on the outcome of the election.

Recommendation of our Board of Directors OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

2022 Proxy Statement | 13

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2022. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021.

At the annual meeting, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, then our audit committee may reconsider the appointment. One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended December 31, 2021 and December 31, 2020 (with dollar amounts below noted in thousands).

	2021	2020
Audit Fees(1)	$2,106	$2,559
Audit-Related Fees(2)	-	17
Tax Fees(3)	176	23

Total Fees	$2,282	$2,599

(1)	“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes fees for services incurred in connection with the Business Combination.

(2)	“Audit-Related Fees” consist of fees for services for an information security assessment (the Trust Information Security Assessment Exchange, or TISAX).

(3)	“Tax Fees” consist of fees for tax compliance services, including assistance with the preparation of income tax returns and general tax planning and consulting.

Auditor Independence

In each of 2021 and 2020, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Effective upon the consummation of the Business Combination, our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. Since the adoption of this policy, all services provided by Ernst & Young LLP for our fiscal years ended December 31, 2021 and December 31, 2020 were pre-approved by our audit committee.

14 | QuantumScape

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022.

2022 Proxy Statement | 15

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules as we have in Proposal No. 4 beginning on page 17 of this proxy statement. By voting on this proposal, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two, or three years.

After careful consideration, our board of directors has determined that a non-binding vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore recommends that you vote for a one-year interval for non-binding votes on executive compensation.

In formulating its recommendation, our board of directors considered that since compensation decisions are made annually, an annual advisory vote on executive compensation will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices. An annual approach provides regular input by stockholders, while allowing time to evaluate the effects of our compensation program on performance over a longer period. However, we understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, this vote is advisory and is not binding on the Company, the compensation committee or our board of directors. The board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Vote Required

The approval of the frequency of future stockholder advisory votes on the compensation of the Company’s named executive will be considered the advisory vote of our stockholders. You may vote to hold such advisory votes EVERY YEAR, EVERY TWO YEARS or EVERY THREE YEARS, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only in accordance with applicable laws, it will not be binding on us, our compensation committee or our board of directors. However, we value our stockholders’ input and will take the vote into consideration when determining the frequency of the advisory vote.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” AS THE FREQUENCY OF FUTURE STOCKHOLDER VOTES, ON A NON-BINDING ADVISORY BASIS, ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

16 | QuantumScape

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Schedule 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our “named executive officers” as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 36 below. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement, as a whole.

The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or the board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The board of directors and the compensation committee value the opinions of our stockholders and to the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any additional actions are necessary.

2021 Executive Compensation Program

Our board of directors believes that the detailed information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Proposed Resolution

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2022 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required

The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires an affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us, our compensation committee or our board of directors. However, we value our stockholders’ input and will take the vote into consideration when evaluating executive compensation decisions.

Recommendation of our Board of Directors OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION PURSUANT TO A NON-BINDING ADVISORY VOTE.

2022 Proxy Statement | 17

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of our Board of Directors

Our business and affairs are organized under the direction of our board of directors, which currently consists of 11 directors, 9 of whom are independent under the listing standards of the New York Stock Exchange (the “NYSE”). Jagdeep Singh serves as Chairman of our board of directors and Brad Buss serves as our Lead Independent Director. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required. At each annual meeting of stockholders, directors will be elected for a term expiring at our next annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees has been recommended for nomination by the nominating and corporate governance committee and each of them is currently serving as a director.

The following table sets forth the names, ages as of July 1, 2022, and certain other information for each of our director nominees:

Nominees for Directors

Name	Age	Position(s)	Director Since	Independent
Jagdeep Singh	55	President, Chief Executive Officer, Co-Founder and Chairman	May 2010 (1)	No
Frank Blome	53	Director	September 2020 (1)	Yes
Brad Buss(2)(3)	58	Lead Independent Director	August 2020 (1)	Yes
Jeneanne Hanley(2)(3)	49	Director	December 2021	Yes
Susan Huppertz(2)	53	Director	February 2022	Yes
Prof. Dr. Jürgen Leohold(3)(4)	68	Director	May 2015 (1)	Yes
Dr. Gena Lovett(2)(4)	59	Director	January 2022	Yes
Prof. Dr. Fritz Prinz	72	Co-Founder, Director	December 2010 (1)	No
Dipender Saluja(4)	57	Director	August 2012 (1)	Yes
JB Straubel	46	Director	February 2020 (1)	Yes
Jens Wiese(3)	49	Director	January 2021	Yes

(1)	Includes board service at Legacy QuantumScape

(2)	Member of audit committee

(3)	Member of compensation committee

(4)	Member of nominating and corporate governance committee

Board of Directors Diversity Matrix

The nominating and corporate governance committee of our board of directors identifies, reviews and makes recommendations of candidates to serve on our board of directors, and considers director qualifications that include, without limitation, diversity factors such as race, ethnicity, gender, differences in professional background, education, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board.

The following matrix highlights key skills, experiences and attributes possessed by our directors which our board of directors believes are important to our business and industry. If a director is not listed under a particular skill, experience or attribute, that does not mean that such director does not possess it or is unable to contribute to the decision-making process in that area.

18 | QuantumScape

	Singh	Blome	Buss	Hanley	Huppertz	Leohold	Lovett	Prinz	Saluja	Straubel	Wiese
Knowledge, Skills and Experience
Public company board experience and corporate governance	●		●	●			●		●	●
Executive experience	●	●	●	●	●	●	●		●	●	●
Battery and energy technology	●	●				●		●	●	●
Automotive industry	●	●	●	●		●	●	●		●	●
Technology development	●	●		●		●		●	●	●
Manufacturing, scale-up, operations	●	●	●	●	●	●	●		●	●
Financial	●	●	●	●	●		●		●	●	●
Risk management	●	●	●	●	●	●	●		●	●	●
HR, compensation	●		●	●	●	●	●		●	●
Demographics
Race/Ethnicity
Asian/Pacific Islander	●								●
Black/African American							●
Caucasian		●	●	●	●	●		●		●	●
Hispanic/Latino
Native American
Gender
Male	●	●	●			●		●	●	●	●
Female				●	●		●
Company Board Tenure
Years*	13	2	2	<1	<1	7	<1	12	10	2	1

* Includes board service on both QuantumScape Corporation and Legacy QuantumScape, rounded to the nearest whole year, as of July 1, 2022.

Letter Agreements on Board and Committee Representation

On September 2, 2020, we entered into a letter agreement (the “Original Letter Agreement”) with Legacy QuantumScape, and Volkswagen Group of America Investments, LLC (“VGA”) pursuant to which we would nominate one designee of VGA for election to our board of directors, and from and after the First Closing (as defined under the Series F Preferred Stock Purchase Agreement between Legacy QuantumScape and VGA, dated May 14, 2020), a second designee of VGA. On December 7, 2020, the parties amended and restated the Original Letter Agreement to provide (subject to VGA satisfying certain specified stock ownership thresholds) that (i) in connection with any annual or special meeting of stockholders at which directors will be elected, we will nominate for election to our board of directors two designees of VGA (each, a “VW Director”), and (ii) we shall cause one VW Director to be appointed to the nominating and corporate governance committee of our board of directors, provided that such VW Director fulfills the independence requirements under applicable NYSE rules (as amended, the “VW Director Agreement”). Messrs. Blome and Wiese are the two current VW Directors pursuant to the VW Director Agreement.

2022 Proxy Statement | 19

Nominees for Director

Jagdeep Singh has served as our President, Chief Executive Officer and the Chairman of our board of directors since November 2020. Mr. Singh co-founded Legacy QuantumScape and has served as its President and Chief Executive Officer and on Legacy QuantumScape’s board of directors since its incorporation in May 2010. Prior to joining Legacy QuantumScape, he was the founder and Chief Executive Officer at Infinera Corporation (NASDAQ: INFN), a telecommunications company, from 2001 to 2009. Mr. Singh served on the boards of Khosla Ventures Acquisition Co. (NASDAQ: KVSA) (“KVSA”), a blank check company, from February 2021 to February 2022, and of Slam Corp. (NASDAQ: SLAM), a blank check company, from March 2021 to February 2022. Mr. Singh served as the Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee of KVSA, and as Chair of the Compensation Committee and member of the Audit Committee of Slam Corp. Mr. Singh holds a B.S. in Computer Science from the University of Maryland College Park, an M.B.A. from the University of California, Berkeley, Haas School of Business, and a M.S. in Computer Science from Stanford University.

We believe Mr. Singh is qualified to serve on our board of directors because of the perspective and experience he brings as Legacy QuantumScape’s President and Chief Executive Officer, leadership experience in the energy storage industry, educational background and strong scientific knowledge.

Frank Blome has served on our board of directors since November 2020, and on Legacy QuantumScape’s board of directors from September 2020 until January 2021. Mr. Blome has also served on the board of QSV Operations LLC since September 2020. Mr. Blome has 25 years of professional experience in the automotive industry, with a particular focus on alternative powertrain technologies and battery cell technology. Since January 2018, Mr. Blome has served as the Head of the Battery Center of Excellence of Volkswagen AG. Prior to this, Mr. Blome served from May 2016 to June 2016 as Chief Executive Officer at Mercedes-Benz Energy GmbH, a subsidiary of the Daimler Group active in the EV battery storage space. From July 2013 to June 2017, Mr. Blome served as Chief Executive Officer of LiTec Battery GmbH, a battery cell manufacturing company started as a joint venture between Daimler Group and Evonik Industries AG, a specialty chemicals company. In addition to these roles, Mr. Blome served from June 2009 to June 2017 as the Chief Executive Officer of Deutsche Accumotive GmbH & Co KG, a subsidiary of Daimler Group, producing batteries for hybrid and electric vehicles, after which Mr. Blome undertook a sabbatical until January 2018 when he started in his current position at Volkswagen AG. Mr. Blome holds a diploma in electrical engineering from the University of Applied Sciences Bielefeld.

We believe Mr. Blome is qualified to serve on our board of directors due to his vast experience in the automotive and alternative powertrain industries.

Brad Buss has served on our board of directors since November 2020, on Legacy QuantumScape’s board of directors from August 2020 until January 2021, and as our lead independent director since April 2022. From August 2014 until his retirement in February 2016, Mr. Buss served as the Executive Vice President and Chief Financial Officer of SolarCity Corporation, a solar energy company acquired by Tesla, Inc. (NASDAQ: TSLA), a high-performance electric vehicle company (“Tesla”). Mr. Buss also served as the Executive, Vice President and Chief Financial Officer of Cypress Semiconductor Corporation (NASDAQ: CY), a semiconductor design and manufacturing company, from August 2005 to June 2014. Mr. Buss has served on the boards of Marvell Technology Group Ltd. (NASDAQ: MRVL) (“Marvell”), a semiconductor company, since July 2018, AECOM (NYSE: ACM), an engineering firm, since August 2020, and TuSimple Holdings Inc., an autonomous driving technology company (NASDAQ: TSP) (“TSP”), since December 2020. Mr. Buss serves as Chair of the Nominating and Governance Committee and as a member of the Audit Committee of Marvell, as Chair of the Nominating and Governance Committee and as a member of the Compensation and Organization Committee of AECOM, as Chair of the Audit Committee of TSP, as a member of the Nominating and Corporate Governance Committee of TSP, and as lead independent director of TSP. Mr. Buss previously served on the boards of Tesla from November 2009 to June 2019, Cavium, Inc., a semiconductor company, from July 2016 until its acquisition by Marvell in July 2018, CafePress Inc., an e-commerce company, from October 2007 to July 2016, and Advance Auto Parts, Inc. (NYSE: AAP), an automotive parts and accessories provider, from March 2016 until May 2021. He served on the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Disclosure Committee of Tesla, the Audit Committee and Compensation Committee of Cavium, Inc., the Audit Committee and Compensation Committee of CafePress Inc., and as Chair of the Audit Committee of Advance. Mr. Buss holds a B.A. in Economics from McMaster University and a Honors Business Administration degree from University of Windsor.

20 | QuantumScape

We believe Mr. Buss is qualified to serve on our board of directors because of his vast leadership expertise, financial expertise and experience on the boards of major automotive companies.

Jeneanne Hanley has served on our board of directors since December 2021. Ms. Hanley has held various positions at Lear Corporation, a designer and manufacturer of automotive seating systems and electrical distribution systems and related components, from 1994 until January 2019, most recently serving as Senior Vice President and President of the E-Systems Division. Other positions at Lear Corporation she has held include Corporate Vice President, Global Surface Materials, Corporate Vice President, Americas Seating Business Unit and Vice President, Global Strategy and Business Development. Ms. Hanley earned her bachelor’s degree in mechanical engineering in 1994 and her master’s degree in business administration in 2000 from the University of Michigan.

Ms. Hanley is standing for election to our board or directors for the first time and came to our attention through a global executive search firm. We believe Ms. Hanley is qualified to serve on our board of directors due to her past service as an operational executive of significant business units and divisions serving the global automotive industry.

Susan Huppertz has served on our board of directors since February 2022. Ms. Huppertz has been serving as Chief Supply Chain Officer at Johnson Controls (NYSE: JCI), a designer and manufacturer of building automation and control technologies, since March 2022. Prior to that, Ms. Huppertz served as Chief Manufacturing and Supply Chain Officer at Hubbell Incorporated (NYSE: HUBB), an electronic products designer and manufacturer, from January 2018 to March 2022. She also served as Vice President, Global Operations at TE Connectivity Ltd (NYSE: TEL), a connectivity and sensor solutions provider, from May 2014 until November 2017, and in a variety of roles over 20 years at Siemens AG, an industrial manufacturing conglomerate, including as Senior Vice President Global Manufacturing and Supply Chain Manager of its Water Technologies Business Unit from August 2011 to January 2014, and as Vice President Regional Manufacturing Manager for Europe, Latin America and Middle East for its OSRAM Professional Lighting Business Unit from January 2008 to August 2011. Ms. Huppertz holds a B.A. in Computer Science and Economics from Cornell University and dual M.B.A. degrees from the Kellogg Graduate School of Management at Northwestern University and Wissenschaftliche Hochschule für Unternehmensführung.

Ms. Huppertz is standing for election to our board or directors for the first time and came to our attention through a global executive search firm. We believe Ms. Huppertz is qualified to serve on our board of directors due to her past leadership experience and her expertise in manufacturing and supply chains.

Prof. Dr. Jürgen Leohold has served on our board of directors since November 2020, and on Legacy QuantumScape’s board of directors from May 2015 until January 2021. From October 2012 to December 2017, Prof. Dr. Leohold served as the Head of the Volkswagen AutoUni, an advanced training and research institution for Volkswagen AG, a German automobile manufacturer. He continued to serve as a consultant for Volkswagen AG’s research and development group from January 2018 until retiring in May 2019. He also served as the Executive Director of Group Research at Volkswagen AG from April 2006 to July 2016. Prof. Dr. Leohold holds a degree in Electrical Engineering from the University of Hannover, a M.S. in Electrical Engineering from the Georgia Institute of Technology and a doctoral degree from the University of Hannover.

We believe Prof. Dr. Leohold is qualified to serve on our board of directors because of his leadership experience and his expertise in the energy technology and automotive fields.

Dr. Gena Lovett has served on our board of directors since January 2022. Dr. Lovett has most recently served as Vice President, Operations, Defense, Space and Security, of The Boeing Company (NYSE:BA), an aerospace manufacturer, from July 2015 until June 2019. She also served as Global Chief Diversity Officer from January 2012 until June 2015, and as Director, Manufacturing, Forging, from July 2007 until January 2012, of Alcoa Corporation (NYSE: AA), an aluminum manufacturer. Prior to that, Dr. Lovett served in a number of engineering and managing roles over 15 years at Ford Motor Company (NYSE: F), an automotive manufacturer, including as Plant Manager for New Model Programs from 2006 to 2007, and as an Assistant Plant Manager for the Atlanta Assembly from 2005 to 2006. In addition, Dr. Lovett has served as a member of the board of directors of AdvanSix Inc. (NYSE: ASIX), a fully integrated manufacturer of nylon 6 resin, chemical intermediates, and ammonium sulfate fertilizer, since September 2021, and as a member of the board of directors of Trex Company, Inc. (NYSE: TREX), a manufacturer of wood-alternative composite decking and railing materials, since March 2021. She further serves on the Nominating and Governance Committee, and Health, Safety, Environmental and Sustainability Committee of ASIX, and on the Audit Committee and the Nominating/Corporate Governance Committee of TREX. Dr. Lovett also served on the board of directors of Shiloh Industries (NASDAQ: SHLO) from August 2019 to December 2020. Dr. Lovett holds a B.A. in Criminal Justice from The Ohio State University, an M.B.A. from Baker College, an M.Sc. in Values Driven Leadership from Benedictine University, and a Ph.D. in Values Driven Leadership from Benedictine University.

2022 Proxy Statement | 21

Dr. Lovett is standing for election to our board of directors for the first time and came to our attention through a global executive search firm. We believe Dr. Lovett is qualified to serve on our board of directors because of her operational leadership experience and extensive operational and manufacturing experience in automotive, heavy forging, and aerospace.

Prof. Dr. Fritz Prinz co-founded Legacy QuantumScape and has served on our board of directors since November 2020, and on Legacy QuantumScape’s board of directors from December 2010 until January 2021. Prof. Dr. Prinz also provides consulting and advisory services to the Company apart from his board service. He has served as Professor of Materials Science and Engineering, Professor of Mechanical Engineering, and Senior Fellow at the Precourt Institute for Energy since September 2010. He has also served as the Leonardo Professor at the School of Engineering at Stanford University since September 1994. Prof. Dr. Prinz holds a Ph.D. in Physics and Mathematics from the University of Vienna, Austria.

We believe Prof. Dr. Prinz is qualified to serve on our board of directors because of his in-depth educational expertise and his broad insight and research into energy conservation.

Dipender Saluja has served on our board of directors since November 2020, and on Legacy QuantumScape’s board of directors from August 2012 until January 2021. Mr. Saluja has served as Managing Director of Capricorn Investment Group, an investment firm, since 2006. Prior to Capricorn Investment Group, he served in various positions from 1990 to 2006 at Cadence Design Systems, an electronic design company. Mr. Saluja has served on the board of Joby Aviation, Inc. (NYSE: JOBY) and as a member of its Nominating and Corporate Governance Committee since August 2021, and on the board of Navitas Semiconductor, Inc. (NASDAQ: NVTS) and as a member of its Nominating and Corporate Governance Committee since October 2021. Mr. Saluja also currently serves on the boards of several private companies.

We believe Mr. Saluja is qualified to serve on our board of directors because of his extensive investment experience in the technology industry and extensive expertise and skills in strategy, finance and management.

JB Straubel has served on our board of directors since November 2020, and on Legacy QuantumScape’s board of directors from December 2019 until January 2021. Mr. Straubel is the Founder and Chief Executive Officer of Redwood Materials Inc., a Nevada-based company working to drive down the costs and environmental footprint of lithium-ion batteries by offering large-scale sources of domestic anode and cathode materials produced from recycled batteries. Prior to joining Legacy QuantumScape, Mr. Straubel also co-founded and served as the Chief Technology Officer of Tesla from May 2005 to July 2019. Mr. Straubel previously served on the board of SolarCity Corporation and as a member of its Nominating and Corporate Governance Committee from August 2006 until its acquisition by Tesla in November 2016. Mr. Straubel holds a B.S. in Energy Systems Engineering and a M.S. in Engineering, with an emphasis on energy conversion, from Stanford University.

We believe Mr. Straubel is qualified to serve on our board of directors because of his technical and manufacturing expertise along with his leadership experience in energy technology companies.

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Jens Wiese has served on our board of directors since January 2021. Mr. Wiese has also served as Chairman of the board of QSV Operations LLC since its inception in September 2018. Mr. Wiese has 23 years of professional experience in the automotive industry, including more than 15 years as a top management consultant, advising clients from the automotive industry in strategic and financial turnaround matters. Mr. Wiese has served in multiple roles at Volkswagen AG, most recently as Head of Volkswagen Group M&A, Investment Advisory, and Partnerships since January 2020, Head of Industrial Cooperations and Partnerships from June 2018 to December 2019, Head of Group Battery Strategy from June 2016 to December 2019, and Corporate Strategy/Head of Performance Improvement from March 2016 to May 2018. Prior to his service at Volkswagen AG, Mr. Wiese served as Senior Director and Member of the German Management Team at Alix Partners GmbH, a consulting firm, from March 2007 to February 2016. Prior to that, Mr. Wiese served as a Principal and Member of the Automotive Leadership team at Roland Berger Strategy Consultants GmbH, a consulting firm, from April 1999 to March 2007. Mr. Wiese holds a Master’s degree in Business Administration from the Ludwig Maximilian University of Munich.

We believe Mr. Wiese is qualified to serve on our board of directors because of his broad investment advisory and strategic experience, along with his long-term experience in the automotive industry.

Director Independence

Our Class A common stock is listed on the NYSE. As a company listed on the NYSE, we are required under NYSE listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under NYSE listing rules, a director will only qualify as an independent director if that listed company’s board of directors affirmatively determines that the director has no material relationship with such listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such listed company). In addition, the NYSE listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent. Our corporate governance guidelines define independence in accordance with the independence definition in the applicable NYSE listing rules.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and NYSE listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and NYSE listing rules applicable to compensation committee members.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment, affiliations and business and personal activities, our board of directors has determined that Messrs. Blome, Buss, Saluja, Straubel, Wiese, Prof. Dr. Leohold, Mses. Hanley and Huppertz and Dr. Lovett, representing nine (9) of our eleven (11) directors, do not have any material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each of these directors is an “independent director” as defined under the listing standards of the NYSE. Jagdeep Singh is not considered an independent director because of his position as our President and CEO. Prof. Dr. Fritz Prinz is not considered an independent director because of his status as a co-founder of the Company and technical consulting and advisory services he provides to the Company apart from his board service. In determining the independence of directors, our board of directors has also considered transactions, relationships and other arrangements between our directors and officers and certain of their affiliates, in their individual capacities and not as representatives of our company, and funds that are not affiliated with our company.

In making these determinations, our board of directors considered the current and prior relationships that each outside director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each outside director, and the transactions involving them described in the section entitled “Related Person Transactions.” Our board of directors has also considered transactions, relationships and other arrangements between our directors and officers and certain of their affiliates, in their individual capacities and not as representatives of our company, and funds that are not affiliated with our company.

There are no family relationships among any of our directors, director nominees, or executive officers.

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Board of Directors Leadership Structure and Role of Lead Independent Director

Mr. Singh currently serves as both the chairman of our board of directors and as our President and CEO. As our co-founder, Mr. Singh is best positioned to identify strategic priorities, lead critical discussion, and execute our business plans. Our corporate governance framework provides our board flexibility to determine the appropriate leadership structure for the company, and whether the roles of chairperson, president and chief executive officer should be separated or combined. In making this determination, our board considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time and the best interests of our stockholders.

Our board of directors has adopted corporate governance guidelines that provide that the board may appoint one of our independent directors to serve as our lead independent director at any time when the chairperson of our board of directors is not independent, including when our president and chief executive officer serves as the chairman of our board of directors. Because Mr. Singh is our chairman and also our President and CEO, our board of directors has appointed Mr. Buss to serve as our lead independent director. As lead independent director, Mr. Buss is responsible for calling separate meetings of the independent directors, determining the agenda and presiding over such periodic meetings of our independent directors, serving as a liaison between Mr. Singh and our independent directors, including reporting to Mr. Singh regarding feedback from executive sessions, serving as our spokesperson as requested and performing such additional duties as a majority of our independent directors may otherwise determine or delegate.

Only independent directors serve on the audit committee, the compensation committee, and the nominating and corporate governance committee of our board of directors. As a result of the board of directors’ committee system and the existence of a majority of independent directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. We believe that the leadership structure of our board of directors, including Mr. Buss’s role as lead independent director, as well as the independent committees of our board of directors is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Singh’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Role of Board of Directors in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational risks. We have designed and implemented processes to manage risk in our operations. Management is responsible for assessing and managing risk, including through our Enterprise Risk Management (ERM) program, subject to oversight by the Board. Our board of directors does not currently have or anticipate having a standing risk management committee, but instead administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the primary responsibility for overseeing our ERM program, which includes consideration and discussion of our major financial risk exposures and the steps our management will take to monitor and control such exposures, as well as the review of the guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board and potential conflicts of interest

Our board of directors believes its current leadership structure supports the risk oversight function of our board of directors.

Committees of Our Board of Directors

Our board of directors has established the following standing committees of the board: audit committee; compensation committee; and nominating and corporate governance committee. Copies of the charters for each committee are available on our website at https://ir.quantumscape.com/governance/governance-documents. The composition and responsibilities of each committee is described below.

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Audit Committee

The current members of our audit committee are Mr. Buss, Mses. Hanley and Huppertz and Dr. Lovett. Mr. Buss is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE, and are able to read and understand fundamental financial statements in accordance with the NYSE audit committee requirements. In arriving at this determination, our board of directors examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. Our board of directors has determined that Mr. Buss qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K and meets the financial sophistication requirements of the NYSE rules. In making this determination, our board of directors considered Mr. Buss’ formal education and previous experience in financial roles. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee. Our audit committee is responsible for, among other things:

●	selecting, compensating, and overseeing our independent registered public accounting firm;

●	evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit and tax services;

●	reviewing with the independent auditors and approving the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discussing the statements and reports with our independent auditors and management, and discussing with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;

●	reviewing our financial reporting processes, and disclosure controls and procedures;

●	overseeing the design, implementation and performance of our internal audit function;

●	reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing, monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics (the “Code of Conduct”); and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting, auditing or other matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://ir.quantumscape.com/governance/governance-documents. During 2021, our audit committee held 13 meetings.

Compensation Committee

The current members of our compensation committee are Ms. Hanley, Mr. Buss and Prof. Dr. Leohold. Prof. Dr. Leohold is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of the NYSE. Each member of the compensation committee is also an outside director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

●	reviewing and approving the corporate goals and objectives that pertain to the determination of the compensation of our executive officers, including our chief executive officer;

●	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

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●	reviewing and approving or making recommendations to our board of directors regarding the compensation and other terms of employment of our executive officers, including our chief executive officer;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control arrangements and any other material arrangements for our executive officers;

●	administering our equity incentive plans, to the extent such authority is delegated by our board of directors; reviewing, approving and administering our employee benefit and equity incentive plans;

●	establishing and reviewing the compensation plans and programs of our employees, and ensuring that they are consistent with our general compensation strategy;

●	making recommendations to our board of directors regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by our board of directors;

●	if the board of directors or committee establishes stock ownership guidelines for the executive officers and non-employee members of the board of directors, monitoring compliance with any such stock ownership guidelines;

●	approving or making recommendations to our board of directors regarding the creation or revision of any clawback policy;

●	reviewing and making recommendations to our board of directors regarding the type and amount of compensation to be paid or awarded to our outside board members;

●	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in our annual proxy statement, to the extent such report is required;

●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act; and

●	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with our board of directors.

The charter of the compensation committee permits the committee to delegate any or all of its authority when it deems it appropriate and in the best interests of our company and when such delegation would not violate applicable law, regulation or NYSE or SEC requirements. In addition, the compensation committee has the authority under its charter to retain or obtain the advice of compensation consultants, independent legal counsel and other advisors.

Since the Business Combination, our compensation committee has been responsible for making all executive compensation determinations. Jagdeep Singh works closely with the compensation committee in managing the executive compensation program and attends most meetings of the compensation committee other than those meetings in which our Extraordinary Performance Award Program (the “EPA Program”) was discussed and deliberated on. He does not participate in the determination of his own compensation.

In 2021, our compensation committee retained Compensia, Inc. (“Compensia”) as our independent compensation consultant to advise the compensation committee with respect to director compensation.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at https://ir.quantumscape.com/governance/governance-documents. During 2021, our compensation committee held 23 meetings.

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Nominating and Corporate Governance Committee.

The current members of our nominating and corporate governance committee are Prof. Dr. Leohold, Dr. Lovett and Messrs. Saluja and Wiese. We do not currently have a chairperson of our nominating and corporate governance committee following the retirement of John Doerr from our board of directors in February 2022. The nominating and corporate governance committee may designate a chairperson by a majority vote of the committee members, provided that our board of directors may replace any chairperson designated by the committee at any time. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of the NYSE. Our nominating and corporate governance committee is responsible for, among other things:

●	reviewing and assessing and making recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;

●	identifying, reviewing and making recommendations of candidates to serve on our board of directors;

●	considering our board of directors’ leadership structure, including the separation of the chairman and chief executive officer roles and/or appointment of a lead independent director of our board, either permanently or for specific purposes, and making such recommendations to our board of directors;

●	developing and reviewing periodically policies and procedures for considering stockholder nominees for election to our board of directors and evaluating nominations by stockholders of candidates for election to our board of directors;

●	evaluating the “independence” of directors and director nominees against the independence requirements of the NYSE, applicable rules and regulations of the SEC and other applicable laws;

●	reviewing our succession planning process for our chief executive officer and any other members of our executive management team;

●	evaluating the current size, composition and organization of our board of directors and its committees and making recommendations to our board of directors for approvals;

●	recommending to our board of directors any changes to the corporate governance guidelines and corporate governance framework;

●	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our board of directors current and emerging corporate governance trends;

●	overseeing director orientation for new directors and continuing education for our directors;

●	evaluating the performance of our board of directors and its committees and individual directors and determining whether continued service on our board of directors is appropriate;

●	reviewing and monitoring compliance with our Code of Conduct, and reviewing possible, actual and potential conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee;

●	administering policies and procedures for communications with the non-management members of our board of directors;

●	if the board of directors or committee establishes stock ownership guidelines for the executive officers and non-employee members of the board of directors, monitoring compliance with any such stock ownership guidelines; and

●	reviewing annually the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to our board of directors, including undertaking an annual review of its own performance.

The composition and function of our nominating and corporate governance committee complies with all applicable requirements of The Sarbanes-Oxley Act of 2002 and all applicable SEC and the NYSE rules and regulations. We will comply with future requirements to the extent they become applicable. Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://ir.quantumscape.com/governance/governance-documents. During 2021, our nominating and corporate governance committee held 6 meetings.

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Attendance at our Board of Directors and Stockholder Meetings

During our fiscal year ended December 31, 2021, our board of directors held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

We encourage, but do not require, our directors to attend our annual meeting of stockholders. All of our directors attended our 2021 annual meeting of stockholders.

Executive Sessions of Outside Directors

To encourage and enhance communication among outside directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that the outside directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our outside directors are not independent directors, then our independent directors will also meet in executive sessions on a periodic basis. These executive sessions are chaired by Brad Buss, our lead independent director.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business acumen and experience, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board and skills that are complementary to the board, an understanding of our business, an understanding of the responsibilities that are required of a member of the board, other time commitments and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, education, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences.

In addition to the process described above, our nominating and corporate governance committee also nominates two individuals designated by VGA as required under the VW Director Agreement. Messrs. Blome and Wiese are the two current VW Directors pursuant to the VW Director Agreement. If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management. In determining whether to recommend a director for reelection, our nominating and corporate governance committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board and our business and other qualifications and characteristics set forth in the charter of our nominating and corporate governance committee.

After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.

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Stockholder Recommendations and Nominations to our Board of Directors

Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation (“Certificate of Incorporation”) and Bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our Bylaws and the director nominee criteria described above.

A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at QuantumScape Corporation, 1730 Technology Drive, San Jose, California, 95110, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our Bylaws, stockholders may also directly nominate persons for election to our board of directors at the annual meeting of stockholders. Any nomination must comply with the requirements set forth in (i) our Bylaws, as amended from time to time, (ii) our applicable SEC filings, including our proxy statements, (iii) and the rules and regulations of the SEC. All nominations should be sent in writing to our corporate secretary at the address above. To be timely for our 2023 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters-Stockholder Proposals or Director Nominations for 2023 Annual Meeting.”

Communications with the Board of Directors

Pursuant to our Policies and Procedures for Stockholder Communications to Independent Directors, stockholders and other interested parties wishing to communicate directly with our independent or non-management directors, may do so by writing and sending the correspondence to our Chief Legal Officer by mail to our principal executive offices at QuantumScape Corporation, 1730 Technology Drive, San Jose, California, 95110. Our Chief Legal Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board of directors to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board of directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Legal Officer will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board of directors. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Stockholder Engagement

We are committed to stockholder engagement and maintain a quarterly stockholder outreach program, which includes post-earnings calls with our Chief Executive Officer, Chief Financial Officer and/or Head of Investor Relations and sell-side analysts, and subsequent engagements with interested investors. Our Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer, Head of Investor Relations, and other members of management also participate in broker-sponsored, non-deal roadshows and conferences each quarter. In fiscal year 2021, we participated in more than 25 sell-side investor conferences, hosted more than 175 one-on-one phone calls with investors, and met with another approximately 200 stockholders in small group meetings.

Additionally, from mid-November to mid-December, in advance of our 2021 Annual Meeting, we reached out to each of our top 30 largest stockholders outside of management, representing 56.6% of the voting power of our outstanding common stock. Of those that we spoke to, we discussed a variety of topics, including technical and scale up progress, board and workforce diversity, executive compensation (including the 2021 voting proposal to approve the Extraordinary Performance Award program, as described in “Executive Compensation—Equity Compensation— Extraordinary Performance Award Program” starting on page 41), and the impact of the COVID-19 pandemic on our business.

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As an innovator of next-generation battery technology and a participant in an extremely competitive industry, it is not always easy for the investing public to understand the technical details of how our solid-state lithium-metal battery technology works and how our technology compares to other technological offerings in the market. Accordingly, as a public company, we are committed to educating the investing public on how our technology works and how we plan on scaling up and commercializing. We have done so through the publication of various resources – in addition to the four quarterly shareholder letters issued in connection with our earnings calls in fiscal year 2021, we released 6 informational videos, including one with members of our management answering frequently asked questions raised by our stockholders, hosted two public educational webinars that attracted a total of over 900 live attendees and attracted a total of over 12,000 subsequent views, and published 10 blog posts and white papers, all addressing important aspects of our technology.

Policy Prohibiting Hedging or Pledging of Securities

Under our insider trading policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.

Corporate Governance Guidelines and Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Our board of directors has adopted corporate governance guidelines. Our corporate governance guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted our Code of Conduct, applicable to all of our employees, executive officers and directors. The full text of our corporate governance guidelines and Code of Conduct are available on our website at https://ir.quantumscape.com/governance/governance-documents. The nominating and corporate governance committee of our board of directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Corporate Social Responsibility

Our mission is to revolutionize energy storage to enable a sustainable future. More specifically, our goal has been to build the world’s best batteries, as measured by energy density, power density (charge time), cycle life, and safety. We have focused first on the transformation of the electrification of the automotive powertrain, an application that we believe represents both an important part of the solution to the emissions problem as well as an opportunity to create tremendous value over the coming decades. This mission and our focus on corporate responsibility promote the long-term interests of our stockholders, while strengthening our board of directors’ and management’s accountability. Our board of directors’ primary duty is to oversee our corporate strategy, which includes its oversight of how environmental and social issues may impact the long-term interests of our stockholders. Corporate responsibility at QuantumScape is governed from the most senior levels to each of our employees, as we believe achievement of operational excellence is intrinsically tied to how responsibly we run our business.

At QuantumScape, our Nominating and Corporate Governance Committee provides direct Board oversight on environmental, social, and governance (ESG) factors that are connected to our strategic business initiatives. As a leader in the development of next generation solid-state lithium-metal batteries, we focus on ESG issues such as the environmental impact of our product, workplace health and safety, and employee development. We formed a sustainability working group comprised of internal resources and external advisors at the direction of our board of directors to evaluate our commitment to ESG issues and develop our comprehensive strategy.

Product environmental impact

Compared with conventional lithium-ion batteries, our battery technology is designed to enable significant benefits to battery capacity, service life, fast charging and safety, while minimizing cost. We believe these benefits will provide significant value to drivers, allowing them to switch to EVs without requiring difficult compromises. Because our technology has the potential to address key pain points, by extending vehicle range and enabling 15-minute fast charging, we believe our battery technology will deliver an EV experience that is significantly more competitive with fossil fuel vehicles than what today’s EVs can achieve with conventional batteries.

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Speeding the transition to electric vehicles has important effects on the ability of the world to meet the goals of the Paris Climate Accords, but reducing the carbon dioxide emissions of transportation is only one of the environmental benefits of electrification. Combustion vehicles have a significant negative impact on air quality in cities due to emissions of harmful pollutants such as nitrogen oxides and particulate matter. These emissions may lead to increased rates of asthma and other respiratory diseases, as well as a host of other health burdens that are still being understood. The impacts of air pollution also tend to fall disproportionately on low-income and marginalized communities. We believe our product can play a key role in reducing the effects of air pollution on people, the broader environment and the global ecosystem.

Responsible Product Design and Recyclability

We can further strengthen the environmental value of our technology by designing our batteries to do more with less material, have a longer useful life, and retain utility in second-life applications. Eliminating the anode host material in our batteries reduces the need to extract resources and offers improved recyclability — the graphite anode and polymer separator are some of the least recyclable parts of a conventional lithium-ion battery cell. In contrast, when our battery reaches end of life, the material constituents are potentially largely recyclable, and we are now investing resources to develop the processes with the goal of returning such materials to useful applications and help build a circular economy. Our products maximize our positive environmental contributions across their lifecycle, also meeting the demands of our environmentally conscious partners and customers.

Product Safety

The goal of our lithium-metal solid-state battery technology is to power society’s transition away from fossil fuels. However, an important component of improved sustainability is improved safety. With current batteries, many abuse conditions can result in fires, including malfunctions that can result in overcharging and battery damage from accidents. To reduce these risks, flammable components in today’s lithium-ion EV batteries need to be replaced with non-flammable equivalents. The nonflammable, noncombustible ceramic solid-separator in our batteries replaces typical organic polymer separators found in traditional lithium-ion cells, which we believe will substantially reduce the risk of fire and thermal runaway events.

Workplace Health and Safety

We seek to manage environmental, health and safety risks via a sophisticated Environment, Health and Safety system, including engineering controls, policies, procedures, training, monitoring, audits and a proactive culture. Our risk-based approach focuses on the prevention of injuries, resulting in no recordable cases in 2021.

We continue to scrutinize, evaluate and monitor safety hazards, such as potential chemical exposures, through job hazard analyses, enhanced by our Emergency Response teams. We further enable our employees to identify potential safety hazards through trainings and a responsible reporting rewards program.

People Management

Our business benefits tremendously from the strength of our team, which is built on the training, ability, experience and cultural fit of its individual members. But hiring is only the first step in the process. We invest in our team so they can continue to develop their talents and capabilities, broaden their experience, and achieve their full potential at QuantumScape.

We support talent development for all our employees through a combination of on-the-job learning, formal training, individualized education, and development opportunities, complemented by our performance management system. As we expand our team, we balance a promote-from-within philosophy with the need to recruit top talent from a range of different industries and all over the world. We are implementing robust management development programs to help leaders engage and develop their team members.

We believe growth and performance result from investing in our employees across a broad spectrum of training, development, and career advancement, but there is also an important role for compensation to reward and retain valuable team members. We balance the need for internal pay equity with the necessity for market-leading compensation as we grow and compete for talent. Bonuses, RSUs, and an employee stock purchase offerings are important ways for us to reward our employees for their performance and ensure that they participate in the success of the business. 100% of our full-time regular employees hold equity in our company.

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Diversity, Equity and Inclusion

Our company is built on innovation, which requires people with different skills, experiences, and perspectives working collaboratively to develop new ways of approaching persistent problems. Our culture of innovation is sustained and bolstered only when everyone feels welcome, accepted, and valued.

We are always mindful of what we promote when we promote. We have taken proactive steps towards eliminating unconscious bias in our hiring and promotion processes, enabling us to add and promote team members who demonstrate behaviors aligned with our values. These steps include:

●	Delivering unconscious bias training for our senior leaders.

●	Implementing job leveling framework to ensure candidates are assessed against a consistent set of criteria, complemented by structured interview training provided to managers.

●	Making certain that our commitment to equal hiring and promotion opportunities is substantiated with equal pay for equal work, by conducting an annual internal pay equity analysis to identify any weaknesses.

Data Protection and Security

We proactively identify, monitor, and manage data security risks in order to prevent breaches or material vulnerabilities. We provide employee training at onboarding and on an annual basis to enhance our security, and we deploy third-party penetration tests and use adaptive behavioral algorithms as well as malware signatures to monitor anomalous behavior.

Our COVID-19 Response

2021 challenged us in unprecedented ways while reinforcing the importance of responding with resiliency and dedication to prioritize health and safety of our employees. Throughout the pandemic, we have sought to follow all state and federal guidelines with the aim of ensuring compliance with the most up to date workplace recommendations. In 2021, when the COVID-19 vaccine became more widely available, we mandated the vaccine for all employees unless they obtained one of the two legally recognized exemptions from Human Resources. 96% of our work force was fully vaccinated. We are not aware of any COVID-19 case that could be tracked to the workplace, nor are we aware of any outbreaks of COVID-19 having occurred at our site. We freely provided COVID-19 test kits (both PCR and home test kits) to our employees and their families. Our practices of masking, contact tracing, social distancing and improved sanitation, such as the inclusion of UV lighting in our HVAC system, and mandatory health screenings remained in place.

80% of our work force returned to our work facilities by the end of 2021. We continued to provide resources, communications, and programs, such as video-conferencing access, VPN access, remote wellness sessions, town halls/connection opportunities for the remaining 20% of our employees who chose to work remotely.

We continued to provide COVID-19 prevention training to all new hires. We maintained constant communication with our employees through frequent outreach of our actions and COVID-19 and vaccination information. We encouraged all of our employees to be attentive to their wellness needs and have promoted vaccination among our employees. As we continue to monitor for COVID-19 outbreaks and adapt our response as necessary, we remain steadfast in our commitment of supporting the health and safety of our employees.

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REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to QuantumScape’s financial reporting process, QuantumScape’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing QuantumScape’s consolidated financial statements. QuantumScape’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of QuantumScape’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare QuantumScape’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

●	reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP;

●	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the SEC; and

●	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in QuantumScape’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2021 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Brad Buss (Chair)

Jeneanne Hanley

Susan Huppertz

Dr. Gena Lovett

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by QuantumScape under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent QuantumScape specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

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EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of July 1, 2022.

Name	Age	Position(s)
Jagdeep Singh	55	President, Chief Executive Officer, Co-Founder and Chairman of the Board of Directors
Dr. Timothy Holme	41	Chief Technology Officer and Co-Founder
Dr. Mohit Singh	43	Chief Development Officer
Kevin Hettrich	40	Chief Financial Officer
Michael McCarthy	56	Chief Legal Officer and Head of Corporate Development

For the biography of Jagdeep Singh, please see “Board of Directors and Corporate Governance—Nominees for Director.”

Dr. Timothy Holme has served as our Chief Technology Officer since November 2020. Dr. Holme co-founded Legacy QuantumScape and served as Legacy QuantumScape’s Chief Technology Officer from January 2011 to November 2020. Prior to joining Legacy QuantumScape, he was a Research Associate at Stanford University from June 2008 to January 2011. Dr. Holme holds a B.S. in Physics, a M.S. in Mechanical Engineering, and a Ph.D. in Mechanical Engineering from Stanford University.

Dr. Mohit Singh has served as our Chief Development Officer since November 2020. Dr. Singh served as Legacy QuantumScape’s Chief Development Officer from June 2015 to November 2020. Prior to this, Dr. Singh served as Legacy QuantumScape’s Vice President, Development from April 2014 to June 2015. From 2004 to 2007, Dr. Singh conducted post doctorate research in Chemical Engineering at the Lawrence Berkeley National Laboratory for the University of California, Berkeley. Dr. Singh holds a B. Tech in Chemical Engineering from the Indian Institute of Technology Bombay and a Ph.D. in Chemical and Biomolecular Engineering from Tulane University. Dr. Mohit Singh is not related to Jagdeep Singh.

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Kevin Hettrich has served as our Chief Financial Officer since November 2020. Mr. Hettrich served as Legacy QuantumScape’s Chief Financial Officer and head of Business Operations from September 2018 to November 2020, and currently serves on the board of directors of Legacy QuantumScape. Prior to this, Mr. Hettrich served as Legacy QuantumScape’s Vice President of Business Operations from March 2016 to March 2018, as Senior Director of Finance and Product Management from March 2014 to March 2016, as a Director of Product Management from March 2013 to March 2014, and as a Manager of Product Management from January 2012 to March 2013. Prior to joining Legacy QuantumScape, Mr. Hettrich was a Private Equity Associate of Bain Capital, an investment firm, from September 2007 to July 2009. Mr. Hettrich also was a Business Analyst at McKinsey & Company, a management consulting firm, from September 2004 to July 2007. Mr. Hettrich holds a B.A. in Economics from Pomona College, a M.B.A. from Stanford Graduate School of Business, and a M.S. in Environment and Resources from Stanford University.

Michael McCarthy has served as our Chief Legal Officer and Head of Corporate Development since November 2020. Mr. McCarthy has served as Legacy QuantumScape’s Chief Legal Officer since March 2013 and Head of Corporate Development since January 2018 and also currently serves on the board of directors of Legacy QuantumScape and board of managers of QSV Operations LLC. Prior to joining Legacy QuantumScape, he served several roles at Infinera Corporation from April 2003 to March 2013, including as Chief Legal Officer, General Counsel and Chief Administrative Officer. From September 1997 to April 2003, Mr. McCarthy served as Senior Vice President and General Counsel of Ciena Corporation, a network strategy and technology company. Mr. McCarthy currently serves as a member of the boards of several privately-held companies. Mr. McCarthy holds a B.A. in Mathematical Economics from Colgate University and a J.D. from Vanderbilt University Law School.

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EXECUTIVE COMPENSATION

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the material principles governing our executive compensation policies and decisions, and the material elements of compensation awarded to, earned by or paid to our named executive officers. In addition, we explain how and why the compensation committee determined the specific compensation elements that comprised the 2021 executive compensation program.

Our named executive officers for 2021 were:

●	Jagdeep Singh, our Chief Executive Officer (our “CEO”);

●	Kevin Hettrich, our Chief Financial Officer;

●	Dr. Tim Holme, our Chief Technology Officer;

●	Celina Mikolajczak, our former Chief Manufacturing Officer; and

●	Dr. Mohit Singh, our Chief Development Officer.

In June 2022, Ms. Mikolajczak transitioned from her full-time role as the Company’s Chief Manufacturing Officer to an advisory role on the Company’s Scientific Advisory Board.

The information in this Compensation Discussion and Analysis provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables that follow.

2021 Executive Compensation Highlights

For 2021, the compensation of our named executive officers was consistent with our compensation philosophy and objectives described below. Our named executive officers were eligible for base salary, annual cash incentive compensation, and equity incentives. In 2021, we increased the base salary and annual cash incentive compensation of our named executive officers in order to align target cash compensation with our compensation committee’s intention that cash compensation transition gradually over a two-year period to fall generally near the 50th percentile of our compensation peer group. In 2020, our compensation committee elected to forego equity refresh grants for our named executive officers in light of the grants awarded in 2020 and awards being considered under the EPA Program that were eventually made in December 2021, as described below.

In 2021, we implemented the Extraordinary Performance Award Program (the “EPA Program”), a performance-based equity incentive program for our key employees and executives, including our named executive officers. We sought stockholder approval on our EPA Program at our 2021 stockholder meeting on December 15, 2021, which was subject to approval by a majority of the voting power of the shares present or represented by proxy at the meeting by holders of shares of our common stock that were not beneficially owned, directly or indirectly, by members of our management, including our named executive officers, eligible to receive awards under the EPA Program. Such approval was obtained, with approximately 96% of the votes cast by such disinterested shares voting in favor of the EPA Program. The EPA Program will provide exceptional rewards to participants if we create extraordinary value for our stockholders and achieve ambitious long-term financial and operational objectives leading to large scale deployment of the Company’s battery technology. Among other goals consistent with our compensation philosophy and objectives, the EPA Program is intended to encourage Mr. Singh’s continued leadership of the Company and our other key service providers’ continued contributions to the Company over the long-term by providing them with valuable equity incentives upon achievement of significant stockholder value growth and long-term significant operational and performance milestones. We believe that it is critical to keep each of Mr. Singh and our other selected key service providers incentivized to continue their efforts and, in the case of Mr. Singh, to lead the Company during this critical point in its history, and to ensure that Mr. Singh remains motivated to achieve his visionary goal of our technology enabling and accelerating mass market adoption of electric vehicles.

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Compensation Philosophy and Objectives

The overall objective of our executive compensation program is to tie executive compensation to the performance of our Company, and to motivate our executives, including our named executive officers, to make a long-term commitment to our success. Our executive compensation program is designed with a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our named executive officers, and other senior executives and management team and help to achieve success in our business.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our executive compensation program seeks to achieve this objective by ensuring that we can:

●	Reward talented executives, who possess proven experience, knowledge, skills, and leadership criteria;

●	Motivate our executives by giving them a stake in our growth and prosperity and encouraging their continued service; and

●	Align the interests of stockholders and named executive officers without creating an incentive for inappropriate risk-taking.

Based on this philosophy, we have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly ambitious long-term financial and operational objectives.

Stockholder Advisory Vote on Executive Compensation

We have not been required to hold a non-binding stockholder advisory vote on the compensation of our named executive officers to date, but our board of directors and compensation committee will consider the results of such votes at this year’s annual meeting pursuant to Proposal No. 4.

Our compensation committee considered stockholder feedback on our EPA Program, which was approved by our stockholders in 2021, as described above under “—2021 Executive Compensation Highlights”.

Executive Compensation Policies and Practices

We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and motivate key personnel. Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel. The following policies and practices were in effect during 2021:

●	Performance-Based Compensation. In 2021 we adopted the EPA Program, and as a result the majority of our executive compensation program for 2021 is comprised of long-term performance-based compensation, and therefore “at risk,” dependent upon corporate performance, as well as equity-based to align the interests of our executives with our stockholders. The overall performance and contribution of our executives is also considered in determining each such individual’s compensation.

●	Independent Compensation Committee. Our compensation committee is comprised solely of independent directors who have established effective means for communicating with each other and with our stockholders, and implementing their executive compensation ideas, as well as addressing their concerns.

●	Independent Compensation Consultant. Our compensation committee engaged its own compensation consultant, Compensia, a national compensation consulting firm, to assist with its 2021 compensation review and analysis. Compensia performed no other consulting or other services for us.

●	Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

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●	Minimal Perquisites and Special Benefits. Our executives are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees. At this time, we provide limited perquisites and other personal benefits to our executives and certain senior employees.

●	No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executives might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”).

●	No Hedging and Pledging. Our Insider Trading Policy prohibits our employees, including our executive officers and the members of our board of directors, from hedging any Company securities, from pledging any Company securities as collateral for any loan or as part of any other pledging transaction, or from holding any Company common stock in margin accounts.

●	No “Single-Trigger” Change-in-Control Arrangements. Our named executive officers are not eligible for payments and benefits that are payable solely as a result of a change-in-control in the Company. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are paid).

●	Clawback Arrangements. The terms of the awards under the EPA Program provide for recovery of such awards under certain circumstances, including in the case of a recipient’s perpetration of common law fraud or a recipient’s misconduct that is materially injurious to the business reputation of, or is otherwise materially injurious to, any member of the company group. Additionally, our 2020 Equity Incentive Plan and Employee Incentive Compensation Plan permit us to implement compensation recoupment provisions.

We adopted stock ownership guidelines for directors and executive officers of the Company, which became effective as of April 21, 2022. See “—Other Compensation Policies—Stock Ownership Guidelines” for a description of our stock ownership guidelines.

Compensation-Setting Process

Role of Compensation Committee

Each year, our compensation committee conducts a review of our executive compensation program and related policies and practices. Our compensation committee assesses the prior year performance and establishes bonus metrics and related target levels for the current year and annual equity award grants for our executives, including our named executive officers. In addition, our compensation committee reviews and determines the base salary of our executives, including our named executive officers. In determining the compensation of the members of our executive team, including our named executive officers, for 2021, our compensation committee reviewed the compensation arrangements, including base salary, target bonus opportunities and annual equity awards, of our executives and considered an analysis of competitive market data prepared by Compensia, as well as our overall strategic business plan. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by our compensation committee in determining executive compensation. Other factors our compensation committee considers in making its executive compensation decisions include input from our CEO, Chief Legal Officer & Head of Corporate Development, and Head of Human Resources (except with respect to their own compensation), past individual performance and expected future contributions, the vesting status and value of outstanding equity awards, and internal pay equity based on the impact of business and performance.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management, including our CEO, Chief Legal Officer & Head of Corporate Development, and Head of Human Resources. In 2021, these members of management assisted our compensation committee in developing our executive annual bonus plan based on metrics that contain attainable target levels that are achievable through the commitment and leadership of our executives. Our CEO provides recommendations on compensation matters for our employees in general and all of his direct reports, including our executives. Our CEO, Chief Legal Officer & Head of Corporate Development, and Head of Human Resources usually attend compensation committee meetings. No members of management participate in discussions or decisions regarding their own compensation and none of them are present when their own compensation is determined.

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Role of Compensation Consultant

Compensia has been engaged by and serves as our compensation committee’s compensation consultant. Compensia reviews the compensation arrangements of our executives and generally assists our compensation committee in analyzing executive and employee compensation, and the compensation of the non-employee members of our board of directors. Compensia provides support for our compensation committee by attending committee meetings, providing recommendations regarding the composition of our compensation peer group, analyzing competitive compensation data and formulating recommendations for executive and non-employee director compensation. Our compensation committee also requests specific analyses to assist our compensation committee in the design and structure of our executive and non-employee director compensation programs.

Our compensation committee has determined that the work of Compensia does not raise any “conflict of interest” in accordance with Item 407(e)(3)(iv) of Regulation S-K and the listing standards of the NYSE.

Competitive Positioning

In setting executive compensation, our compensation committee uses publicly-available data on the compensation policies and practices of comparable publicly-traded companies as a reference to understand the competitive market for executive talent. With respect to decisions regarding the 2021 compensation of our executives, including our named executive officers, our compensation committee reviewed an analysis prepared by Compensia of competitive market data derived from a group of technology sector companies with complex products and/or operations related to the electronic vehicle clean energy industries within a specific selection criteria, which included, but was not limited to, a 30-day average market capitalizations of between approximately 0.25x to 4.0x of our 30-day average market capitalization. As approved by our compensation committee on February 3, 2021), the following companies comprised our compensation peer group for 2021:

AMETEK	Lyft
Ballard Power Systems	Monolithic Power Systems
Cognex	Plug Power
Enphase Energy	Sunrun
First Solar	Teradyne
Keysight Technologies	Thor Industries
Lear	Trimble
Lumentum Holdings	Virgin Galactic Holdings

The companies that comprise the compensation peer group are our competitors in the labor and capital markets and have similar growth and performance potential.

This competitive market data derived from the compensation peer group was used as a reference in the course of our compensation committee’s review and evaluation of our executive compensation program and decisions regarding executive compensation in 2021. The competitive market data is useful to understand market practice and to provide a general context for its decisions. Our compensation committee determines the nature and the extent of the use of market data, which varies by executive. Actual compensation is based on individual performance, experience, responsibilities and other criteria selected by our compensation committee. While our compensation committee does not benchmark the compensation for our executives, including our named executive officers, using competitive market data, when making its executive compensation decisions our compensation committee generally intends that our executive compensation program gradually transition over a two-year period to fall near the 50th percentile for target total cash compensation and the 60th percentile for equity compensation. The competitive market data was not used to benchmark the compensation for our executives, including our named executive officers.

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Compensation Overview

Our executive compensation program for 2021 consisted of the following principal compensation elements:

●	Base salary;

●	Annual incentive compensation paid in the form of cash bonuses; and

●	Long-term incentive compensation in the form of performance option grants under our EPA Program.

We are committed to providing appropriate cash and equity incentives to compensate our named executive officers in a manner that our compensation committee determines is reasonable and appropriate to motivate and retain key talent.

Base Salary

Base salary is a customary, fixed element of compensation intended to attract and retain our executives, including our named executive officers, and compensate them for their day-to-day efforts. Our compensation committee reviews base salary every year, as well as at the time of a promotion or other change in responsibilities, and considers each executive’s performance, prior base salary level, competitive market data, breadth of role, and the other factors described in the “Compensation Setting Process—Role of Compensation Committee” section above.

In January and February 2021, our compensation committee reviewed the base salary of our executives, including our named executive officers. Our compensation committee increased base salaries in 2021, effective January 1, 2021, in light of the competitive market for executive talent, and in line with its general intention that executive total target cash compensation gradually transition over a two-year period to fall near the 50th percentile of the competitive market. At this time, the actual base salaries paid to our named executive officers during 2021 fall closer to the 25th percentile of the competitive market data in a number of cases and are set forth in the “2021 Summary Compensation Table” below.

The following table sets forth the 2021 annual base salary for each of our named executive officers.

Name	2021 Base Salary
Jagdeep Singh	$375,000
Kevin Hettrich	$375,000
Dr. Tim Holme	$375,000
Celina Mikolajczak(1)	$350,000
Dr. Mohit Singh	$375,000

(1)	Ms. Mikolajczak previously served as a member of our board of directors from April 2021 until resigning in May 2021 to accept an offer of full-time employment to join as our Vice President of Manufacturing Engineering in July 2021 and was promoted to Chief Manufacturing Officer in November 2021. In June 2022, Ms. Mikolajczak transitioned from her full-time role as our Chief Manufacturing Officer to an advisory role on our Scientific Advisory Board.

Annual Incentive Compensation

Our compensation committee establishes annual incentive compensation opportunities under our bonus plan. Bonuses for 2021 under the bonus plan, or 2021 Bonus Plan, were designed to motivate and reward our executives, including our named executive officers, to perform to the best of their abilities and to achieve our corporate financial, operational, and strategic objectives.

Target Annual Incentive Opportunities

Prior to 2021, our executives did not have formal target annual incentive opportunities. In February 2021, our compensation committee established target annual incentive opportunities for each of our executives, including each of our named executive officers, taking into consideration each executive’s total target annual incentive compensation opportunity, and consistent with its general intention that our executives’ total target cash compensation gradually transition over a two-year period to fall generally near the 50th percentile of the competitive market data, the breadth of his or her responsibilities and the other factors described in the “Compensation Setting Process—Role of Compensation Committee” section above. The target annual incentive opportunities for our executives, including our named executive officers, for 2021 was 33.33% of each of their respective eligible earnings for 2021.

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The target annual incentive opportunities of our named executive officers for 2021 were:

Name	2021 Target Annual Incentive Opportunity
Jagdeep Singh	$125,000
Kevin Hettrich	$125,000
Dr. Tim Holme	$125,000
Celina Mikolajczak(1)	$117,000
Dr. Mohit Singh	$125,000

(1)	Ms. Mikolajczak previously served as a member of our board of directors from April 2021 until resigning in May 2021 to accept an offer of full-time employment to join as our Vice President of Manufacturing Engineering in July 2021 and was promoted to Chief Manufacturing Officer in November 2021. In June 2022, Ms. Mikolajczak transitioned from her full-time role as our Chief Manufacturing Officer to an advisory role on our Scientific Advisory Board.

2021 Bonus Plan Design and Achievement

For purposes of the 2021 Bonus Plan, there were four quarterly performance periods, ending on March 31, June 30, September 30, and December 31, each with accompanying quarterly goals established by our compensation committee for each of the following functional areas: (i) product and process development, (ii) production planning and purchasing, (iii) customer, and (iv) finance.

The target annual incentive opportunities for our executives, including our named executive officers, for 2021 was 33.33% of each of their respective base salary, distributed evenly over the four quarters of the year. For the allocated bonus for a quarter to have been earned at 100%, all goals for the applicable that quarter must have been achieved within such quarter. If the applicable goals were not achieved in such quarter but achieved in the immediately following quarter, 50% of the bonus amount for that quarter would be earned. If the applicable goals were not achieved within such quarter or the immediately following quarter, then 0% of the bonus amount for that quarter would be earned.

We achieved our first, second and fourth quarter goals in the applicable quarter. We did not achieve certain third quarter goals in the third quarter, but achieved all such third quarter goals in the immediately following quarter. As a result of our 2021 results, our compensation committee approved funding our 2021 Bonus Plan at approximately 87.5% of the target fiscal 2021 bonus for each participant. Bonuses were paid in a lump sum in the first quarter of 2022. The aggregate dollar values of the bonuses earned by our named executive officers in 2021 under the 2021 Bonus Plan are listed in the “Non-equity Incentive Plan Compensation” column of the “2021 Summary Compensation Table” above.

Equity Compensation

Extraordinary Performance Award Program

In 2021, our compensation committee designed, in consultation with Compensia, and our board and shareholders approved, the EPA Program. Our compensation committee developed the EPA Program because it recognized that achieving our mission requires that our leadership and key contributors remain dedicated to the Company throughout the decade and that the organization be inspired to “think big” about achieving large scale deployment of the technology as rapidly as possible.

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The EPA Program provides stock option grants to our executives, including our named executive officers, and other key selected service providers, that vest over five equal tranches, each covering 20% of the shares subject to the grants. Each of the five tranches vest only if the Company first achieves a new business milestone from one of 11 identified business milestones, and then achieves the next applicable stock price target ($60, $120, $180, $240 and $300), within 10 years of the initial grants. Relative to the closing stock price of $24.91 for our Class A common stock on October 21, 2021 (the date that our board of directors approved the final EPA Program), these prices represent price increases of 141%, 382%, 623%, 863%, and 1,104%, respectively.

Tranche	Business Milestone Requirement	Stock Price
		Target
1	Achievement of 1 business milestone	$60
2	Achievement of 2 business milestones (inclusive of the business milestone applicable to Tranche 1)	$120
3	Achievement of 3 business milestones (inclusive of the business milestones applicable to Tranche 2)	$180
4	Achievement of 4 business milestones (inclusive of the business milestones applicable to Tranche 3)	$240
5	Achievement of 5 business milestones (inclusive of the business milestones applicable to Tranche 4)	$300

The EPA Program design ensures that actual business accomplishments are driving sustained stock price performance, rather than market conditions or short-term stock exuberance. Generally, the stock price for the purposes of assessing the stock price target will be the 120-day trailing average closing price (based on trading days), but a stock price target will not be achieved unless the trailing average closing price of the last 30 trading days of such 120-trading day period also meets or exceeds the applicable stock price target. For a stock price target for any given tranche to be achieved, the last day of the 120-day measurement period must occur on or after the date that the requisite number of business milestones have been achieved for such tranche. Furthermore, in order to vest in any tranche, the participant generally must continue to provide service through the date of vesting in the same position, or a similar or higher role, as when the options under the EPA Program are granted.

The 11 business milestones are as follows:

Business Milestones (1)

●	Delivery of an A-sample battery cell that meets specifications agreed upon with an automaker

●	The validation by an auto maker of a completed B-sample battery cell (a B-sample battery cell is a functional, complete battery cell prototype produced from our pre-pilot or sample production line)

●	Delivery of at least 1-gigawatt hour (GWh) of battery cells to a single customer

●	Delivery of at least 3-gigawatt hour (GWh) of battery cells to each of three or more customers, with at least one of such customer being an auto maker

●	$5 billion in GAAP revenue over a period of trailing four quarters

●	$10 billion in GAAP revenue over a period of trailing four quarters

●	Total cumulative battery cell production of 500 GWh

●	Total cumulative battery cell production of 1,000 GWh

●	Adjusted EBITDA margin of at least 25% over four consecutive quarters

●	10% of worldwide market share in automotive battery cells (excluding China)

●	20% of worldwide market share in automotive battery cells (excluding China)

(1) To permit flexibility in how the business develops, the production and market share targets include cells manufactured by the Company and its subsidiaries, joint ventures and licensees, and by cell makers who incorporate separators manufactured by or under license from the Company.

As part of the EPA Program design process, our compensation committee and board of directors sought to balance a variety of important objectives, including:

●	Aligning our key service providers’ interests with those of the Company and our other stockholders;

●	Motivating our key service providers to deliver sustainable and significant stockholder value through the achievement of ambitious performance milestones;

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●	Ensuring that the EPA Program is linked to performance and will not vest (and therefore not be of any value to recipient) unless all of our stockholders benefit from significant value creation; and

●	Incentivizing our CEO and our other key service providers to continue to contribute to the Company over the long-term.

The compensation committee recognized, and the board of directors agreed, that to retain the world-class team that the Company had assembled, it must continue to provide attractive near-term compensation and equity grants. However, to provide additional focus on the company’s long-term stockholder and business objectives, it believes the addition of the EPA Program is in the best interest of the stockholders. With those objectives in mind, the EPA Program was designed as a program for extraordinary performance that only pays out for each tranche if there has been achievement of both significant operational goals and significant value created for stockholders.

Our compensation committee approved the EPA Program because it represents pay-for-performance, requires a long-term commitment by the CEO and other selected key service providers, aligns the compensation of our CEO and other selected key service providers with value creation for all stakeholders, including employees, customers and stockholders, and provides substantial challenges required to motivate high-ranking executives to produce maximum growth.

Among other factors supporting the adoption of the EPA Program is that we believe that having the continuing active and engaged services of Jagdeep Singh and our other selected key service providers as required to vest in options under the EPA Program is important to our continued growth and long-term interests. While we recognize that the Company has many valuable employees who have been a critical part of our success, we believe that Mr. Singh’s leadership as our founder and in guiding the Company through a number of recent financial and operational accomplishments, and our selected key service providers’ contributions to those accomplishments, have been instrumental in our development.

In light of these significant developments for the Company under Mr. Singh’s leadership, with the contributions of our other key service providers, and considering the potential for our continued growth, we believe that it is critical to keep each of Mr. Singh and our other selected key service providers incentivized to continue his or her efforts and, in the case of Mr. Singh, to lead the Company during this critical point in its history, and to ensure that Mr. Singh remains motivated to achieve his visionary goal of our technology enabling and accelerating mass market adoption of electric vehicles.

Participants in our EPA Program will be potentially eligible to receive additional equity awards consistent with standard practice, but we currently expect that any such awards would cover fewer number of shares than our ordinary course refresh grants.

The current expectation of the compensation committee and the board of directors is that Mr. Singh will not receive additional annual equity awards for at least seven years, but the compensation committee and the board of directors have the flexibility to approve additional equity awards if circumstances warranted.

The table below lists the option awards under the EPA Program that our named executive officers received in 2021:

Name	Options Awarded under EPA Program
Jagdeep Singh	8,399,133
Kevin Hettrich	419,956
Dr. Tim Holme	839,913
Celina Mikolajczak(1)	839,913
Dr. Mohit Singh	839,913

(1)	In June 2022, Ms. Mikolajczak transitioned from her full-time role as the Company’s Chief Manufacturing Officer to an advisory role on the Company’s Scientific Advisory Board. As part of this transition, the Company and Ms. Mikolajczak entered into a separation agreement and release, pursuant to which the parties agreed that the option awards granted to Ms. Mikolajczak under the EPA Program were terminated in connection with her transition.

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The grant date fair values of the options granted to our named executive officers under the EPA are listed in the “Option Awards” column of the 2021 Summary Compensation Table and in the 2021 Grants of Plan-Based Awards Table below.

New Hire and Refresh Equity Awards

We use equity awards to incentivize and reward our executives (including our named executive officers) for long-term corporate performance based on the value of our Class A common stock and, thereby, to align the interests of our executives with those of our stockholders. We grant stock options covering shares of our common stock and full value awards for shares of our common stock, or awards without a purchase price, such as restricted stock unit (“RSU”) awards.

New hire equity awards for our executives are established through arm’s-length negotiations at the time the individual executive is hired. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, we may grant equity awards to our executives when our compensation committee determines that such awards are necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. We currently plan to use RSU awards to deliver long-term incentive compensation opportunities to our executives. Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the members of executive team are aligned with those of our stockholders and that we are able to attract and reward our top talent.

However, in 2021, our compensation committee elected to forego equity refresh grants for our named executive officers in light of the grants awarded in 2020 and awards being considered under the EPA Program that were eventually made in December 2021. As discussed above, the current expectation of the compensation committee and the board of directors is that Mr. Singh will not receive additional annual equity awards for at least seven years.

The compensation committee does not benchmark equity compensation at any particular level versus the competitive market data, although it intends to maintain an equity program that gradually transitions over a two-year period to fall generally near the 60th percentile as a reference point during the course of its deliberations. RSU awards serve as a retention tool as they vest based on continued service over time.

The grant date fair values of the equity awards granted to our named executive officers are listed in the “Stock Awards” column of the 2021 Summary Compensation Table and in the 2021 Grants of Plan-Based Awards Table below.

Welfare and Other Employee Benefits

We provide benefits to our executives, including our named executive officers, on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; a health savings account; a wellness incentive; and a tax-qualified Section 401(k) plan for which no match by us is provided.

We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, nonqualified deferred compensation plans, and nonqualified defined contribution plans.

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Perquisites

Our executives, including our named executive officers, are eligible to participate in the same benefit and perquisite programs as our other employees, except that our named executive officers and certain other senior employees are eligible for a financial consulting and planning service sponsored by the Company.

Mr. Singh and Dr. Holme were required to file under the Hart-Scott Rodino Antitrust Improvements Act of 1976, or the HSR Act, in connection with the sale of shares to satisfy the tax obligations related to the vesting of their RSUs. In 2021, we paid for the costs of these filings, $125,000 for each of Mr. Singh and Dr. Holme, and provided each with an additional payment of $127,235 and $127,259, respectively, such that the transaction was tax neutral to each, as set forth in the “All Other Compensation” column of the 2021 Summary Compensation Table.

Executive Letter Agreements

Each of our named executive officers other than Jagdeep Singh have entered into employee agreements with us. Details of these current agreements are summarized below.

Agreement with Kevin Hettrich

On October 14, 2011, Kevin Hettrich entered into an offer letter with no specific term that provides that Mr. Hettrich is an at-will employee. The offer letter contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Agreement with Timothy Holme

On January 11, 2011, Timothy Holme entered into an offer letter with no specific term that provides that Mr. Holme is an at-will employee. The offer letter contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Agreement with Celina Mikolajczak

On May 20, 2021, Celina Mikolajczak entered into an offer letter with no specific term that provided that Ms. Mikolajczak was an at-will employee. The offer letter contained customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to her offer letter, Ms. Mikolajczak was eligible to receive an award of RSUs with an intended value of $2,000,000. 25% of the RSUs are scheduled to vest on August 15, 2022, and 6.25% of the RSUs are scheduled to vest each quarter thereafter, subject to Ms. Mikolajczak’s continuous service under the Mikolajczak Advisory Agreement (defined below) through each such date.

On June 6, 2022, the Company and Ms. Mikolajczak entered into a separation agreement and release (the “Mikolajczak Separation Agreement”), pursuant to which the parties agreed to a mutual separation and a transition of Ms. Mikolajczak from her full-time role as the Company’s Chief Manufacturing Officer to an advisory role on the Company’s Scientific Advisory Board. The Mikolajczak Separation Agreement provides for a mutual release of claims, a payment to Ms. Mikolajczak equal to six months of her base salary, less applicable withholdings, and reimbursement for the cost of COBRA coverage for a period of up to six months.

In connection with the advisory role, Ms. Mikolajczak has entered into a Scientific Advisory Board Agreement, effective as of June 6, 2022 (the “Mikolajczak Advisory Agreement”), pursuant to which she will provide certain advisory services to the Company. The Advisory Agreement has an initial one-year term and is renewable by mutual agreement. As part of this Agreement, for so long as the Mikolajczak Advisory Agreement remains in effect, the RSUs granted to Ms. Mikolajczak pursuant to her Restricted Stock Unit Agreement, dated August 5, 2021 will continue to vest.

Agreement with Mohit Singh

On April 3, 2013, Mohit Singh entered into an offer letter with no specific term that provides that Mr. Singh is an at-will employee. The offer letter contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

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Severance Arrangements

Change in Control and Severance Agreements

Prior to 2021, we did not have a formal plan with respect to severance benefits payable to our executives and other key employees. In late 2020, our compensation committee determined it was appropriate to design a program that provides for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company. Our compensation committee believes that such a program enables selected employees, including our named executive officers, to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company. We also believe that these arrangements further our interest in encouraging retention among our named executive officers.

In late 2020, our compensation committee began to design, in consultation with Compensia, and in March 2021 our board approved, a change in control and severance program. We have entered into a change in control and severance agreement, or a CIC Agreement, with each of our executive officers, including our named executive officers.

The CIC Agreements require us to make specific payments and benefits in connection with the termination of an executive officer’s employment under certain circumstances. These change in control agreements superseded any other agreement or arrangement relating to severance benefits with these executive officers or any terms of their option agreements related to vesting acceleration or other similar severance-related terms. However, Ms. Mikolajczak’s CIC Agreement was subsequently superseded and replaced by the Mikolajczak Separation Agreement.

The CIC Agreements will remain in effect for an initial term of three years. At the end of the initial term, each CIC Agreement will automatically renew for an additional one-year period unless either party provides notice of nonrenewal within 90 days prior to the date of the automatic renewal. The CIC Agreements also acknowledge that each of these named executive officers is an at-will employee, whose employment can be terminated at any time. In order to receive the severance benefits described below, each of these named executive officers is obligated to execute a release of claims against us.

EPA Program

There is no automatic vesting of any part of award under the EPA Program upon a change in control of the Company. This treatment supersedes any conflicting treatment pursuant to any other agreement between the Company and a participant.

In a change in control situation, the business milestone requirement will not be applicable and our stock price for the purposes of the stock price targets will be the price per share paid in such change in control. In the event that our stock price by this measure falls between two stock price targets, linear interpolation between the two applicable stock price targets will be used to determine an additional portion of the awards under our EPA Program that will become vested. Any portion of an EPA that is not vested upon a change in control will terminate. Our compensation committee believes that this treatment enables EPA Program Participants, including our named executive officers, to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of a potential change in control of the Company.

Other Compensation Policies

Compensation Recovery Policy

Currently, we have not implemented an overall policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

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With respect to options granted under the EPA Program, we are entitled to recover the option and any compensation previously paid to or profits realized by a participant with respect to the participant’s option, in the event that we determine that there was (i) any willful, material violation by the participant of any law or regulation applicable to the business of any company group member, (ii) the participant’s conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, (iii) any willful perpetration by the participant of a common law fraud or (iv) any other misconduct by the participant which is materially injurious to the business reputation of, or is otherwise materially injurious to, any company group member.

Additionally, our 2020 Equity Incentive Plan and Employee Incentive Compensation Plan permit us to implement compensation recoupment provisions.

We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines

We adopted stock ownership guidelines for directors and executive officers of the Company, which became effective as of April 21, 2022. These guidelines require that, subject to certain exceptions, the directors and executive officers own common stock with a value equal to at least:

●	in the case of non-employee directors, three times the value of his or her annual retainer for service on the board of directors (not including any additional fees received for committee service, lead independent director service, or meeting attendance);

●	in the case of the CEO, five times the value of his or her annual base salary; and

●	in the case of each other executive officer, three times the value of his or her annual base salary.

Such ownership levels must be satisfied by the later of the fifth anniversary of the effective date of the guidelines or five years after a person becomes a director or executive officer. After the end of the applicable five-year phase-in period, unless and until a director or executive officer has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to 50% of the shares received as the result of the exercise, vesting or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award; provided, that this requirement does not apply with respect to any trading plans established under Rule 10b5-1 under the Securities Act that were in effect (and not amended) prior to the effective date of these guidelines.

Derivatives Trading, Hedging and Pledging Policy

Pursuant to our insider trading policy, our employees, including the members of our executive team and the members of our board of directors, are prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for any loan or as part of any other pledging transaction, or holding our common stock in margin accounts.

Tax and Accounting Considerations

Tax Considerations

We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

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Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for our CEO and certain of our current and former highly compensated executive officers that are “covered employees” under Code Section 162(m) (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. We have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers. The compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions, and retains the flexibility to provide compensation for the executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).

Accounting Considerations

We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and the non-employee members of our board of directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

Compensation-Related Risk

Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. Our compensation committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In cooperation with management, our compensation committee reviewed our 2021 compensation programs. Our compensation committee believes the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our Company. We have designed our compensation programs to be balanced so that our employees are focused on both short-term and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business.

Report of the Compensation Committee

The following report of the compensation committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Prof. Dr. Jürgen Leohold (Chair)

Brad Buss

Jeneanne Hanley

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2021 Summary Compensation Table

The following table sets forth information regarding the compensation reportable for our named executive officers for the years ended December 31, 2021, December 31, 2020 and December 31, 2019.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Jagdeep Singh, President, Chief Executive Officer and Director	2021	373,462	—	—	68,368,938	107,650	252,235 (4)	69,102,285
	2020	277,116	—	16,719,999	—	—	55,000 (5)	17,052,115
	2019	275,334	—	—	—	—	—	275,334
Kevin Hettrich, Chief Financial Officer	2021	373,506	—	—	3,418,434	107,596	21,120 (6)	3,920,656
	2020	310,096	—	3,344,000	—	—	63,000 (5)	3,717,096
	2019	287,783	—	—	601,167	—	—	888,950
Celina Mikolajczak, Chief Manufacturing Officer (7)	2021	154,808	—	2,129,546(8)	6,836,887(9)	39,259	8,444(10)	9,160,500
	2020	—	—	—	—	—	—	—
	2019	—	—	—	—	—	—	—
Dr. Tim Holme, Chief Technology Officer	2021	373,716	—	—	6,836,887	107,734	252,259 (4)	7,570,596
	2020	285,683	—	1,672,000	—	—	58,300 (5)	2,015,983
	2019	275,131	—	—	—	—	—	275,131
Dr. Mohit Singh, Chief Development Officer	2021	382,096	—	—	6,836,887	109,326	—	7,328,309
	2020	361,779	—	1,672,000	—	—	73,500 (5)	2,107,279
	2019	350,136	—	—	905,627	—	—	1,255,763

(1)	The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Notes 2 and 10 to the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for a discussion of the assumptions made by us in determining the grant-date fair value of our equity awards.

(2)	The amounts shown represent the aggregate grant date fair value of the option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. For 2021, the amounts reported relate to options under the EPA Program payable upon the five tranches described in the section titled “Equity Compensation—Extraordinary Performance Award Program” and are based upon the tranches currently probable to vest as of the grant date. These amounts do not correspond to the actual value that will be recognized by our named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in Notes 2 and 10 to the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The grant date fair value of the options assuming achievement of the maximum level of performance (achievement of all five tranches) are, for Mr. Singh, $172,854,157; for Mr. Hettrich, $8,642,695; for Ms. Mikolajczak, $17,285,409; for Mr. Holme, $17,285,409; and for Dr. Singh, $17,285,409.

(3)	These amounts reflect payments to these named executive officers pursuant to our 2021 Bonus Plan as described above in the section entitled “Compensation Discussion and Analysis—2021 Bonus Plan Design and Achievement.”

(4)	These amounts reflect HSR Act related payments made on behalf of Mr. Singh and Dr. Holme (and related tax gross ups) as described above in the section titled “Compensation Discussion and Analysis—Perquisites”. The amounts shown are $125,000 for each of Mr. Singh and Dr. Holme, and an additional payment of $127,235 and $127,259, respectively.

(5)	These amounts reflect payments made in order to secure such named executive officer’s execution of an employee lock-up agreement in connection with the Company’s entry into the Business Combination Agreement.

(6)	This amount reflects the fair value of certain financial planning fringe benefit payment services provided to Mr. Hettrich.

(7)	Ms. Mikolajczak previously served as a member of our board of directors from April 2021 until resigning in May 2021 to accept an offer of full-time employment to join as our Vice President of Manufacturing Engineering in July 2021 and was promoted to Chief Manufacturing Officer in November 2021. In June 2022, Ms. Mikolajczak transitioned from her full-time role as our Chief Manufacturing Officer to an advisory role on our Scientific Advisory Board.

(8)	Amount includes an award of restricted stock units granted on April 13, 2021, with a grant-date fair value of $261,697. Upon Ms. Mikolajczak’s resignation from our board of directors, this award was automatically terminated and forfeited in full as no shares underlying this award had vested as of her resignation date. Amount does not include awards of restricted stock units granted on February 17, 2022 and March 3, 2022, with an aggregate grant-date fair value of $2,885,441 which awards were terminated and forfeited by mutual agreement when Ms. Mikolajczak transitioned from her full-time role as the Company’s Chief Manufacturing Officer to an advisory role on the Company’s Scientific Advisory Board in June 2022. Ms. Mikolajczak continues to hold restricted stock units granted on August 5, 2021 that will continue to vest.

(9)	This Option Award granted under our EPA Program was terminated and forfeited by mutual agreement when Ms. Mikolajczak transitioned from her full-time role as the Company’s Chief Manufacturing Officer to an advisory role on the Company’s Scientific Advisory Board in June 2022.

(10)	Amount represents outside director fees paid to Ms. Mikolajczak for her service as an outside director prior to her resignation.

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Grants of Plan-Based Awards in Fiscal Year 2021 Table

The following table presents information concerning each grant of a plan-based award made to a named executive officer in fiscal year 2021 under any plan.

			Estimated Payments under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Subject to Options (#)	Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Name	Grant Date	Compensation Committee Approval Date	Threshold (#)	Target (#)	Maximum (#)
Jagdeep Singh	12/16/2021(2)	10/08/2021(2)	—	—	—	—	8,399,133	23.04	172,854,157
Kevin Hettrich	12/16/2021(2)	10/08/2021(2)	—	—	—	—	419,956	23.04	8,642,695
Celina Mikolajczak(3)	08/05/2021(4)	08/05/2021(4)	—	—	—	85,251	—	—	1,867,849
	12/16/2021(2)	10/08/2021(2)	—	—	—	—	839,913	23.04	17,285,409
	4/13/2021(5)	4/13/2021(5)	—	—	—	6,194	—	—	261,697
Dr. Timothy Holme	12/16/2021(2)	10/08/2021(2)	—	—	—	—	939,913	23.04	17,285,409
Dr. Mohit Singh	12/16/2021(2)	10/08/2021(2)	—	—	—	—	839,913	23.04	17,285,409

(1)	The amounts in this column represent the aggregate grant-date fair value of the award computed in accordance with the FASB ASC Topic 718. See Notes 2 and 10 to the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for a discussion of the assumptions made by us in determining the grant-date fair value of our equity awards.

(2)	These relate to the number of shares underlying the EPA Program stock option awards payable upon the achievement of the five tranches described in the section titled “—Equity Compensation—Extraordinary Performance Award Program” and based on the aggregate grant-date fair value of the awards computed in accordance with the FASB ASC Topic 718. Each of the five tranches vest only if we first achieve one of eleven specified business milestones, and then achieve the next applicable stock price target (i.e., $60, $120, $180, $240 and $300), within 10 years of the initial grants. In order to vest in any tranche, the participant generally must continue to provide service through the date of vesting in the same position, or a similar or higher role, as when the options under the EPA Program are granted. The EPA Program was designed to incentivize the achievement of ambitious long-term financial and operational objectives leading to large scale deployment of our battery technology, some of which would take many years, if at all, to be achieved. If any options have not vested by the end of the term of the option award, they will be forfeited and its recipients will not realize the value of such options. As of the date of this filing, none of the business milestones or stock price targets have been achieved, and consequently, no shares have vested under the EPA Program. Following vesting, the actual receipt of any shares by award recipients will further be subject to their payment of the exercise price of $23.04 per share. After our compensation committee approved the EPA Program awards on October 8, 2021, they were granted on December 16, 2021 following stockholder approval. Each named executive officer on this table received one EPA Program award grant in fiscal year 2021. See “—Equity Compensation—Extraordinary Performance Award Program” and “—Executive Compensation—Potential Payments upon Termination or Change in Control” for a further description of certain terms relating to these awards.

(3)	In June 2022, Ms. Mikolajczak transitioned from her full-time role as our Chief Manufacturing Officer to an advisory role on our Scientific Advisory Board.

(4)	Reflects awards of RSUs granted under the 2020 Equity Incentive Plan to Ms. Mikolajczak. 25% of the RSUs are scheduled to vest on our first quarterly vesting date following the one-year anniversary of August 15, 2021, and 6.25% of the RSUs are scheduled to vest each quarter thereafter, subject to Ms. Mikolajczak’s continuous service through each such date. See “—Executive Compensation—Potential Payments upon Termination or Change in Control” for a further description of certain terms relating to these awards.

(5)	Represents an award of restricted stock units granted on April 13, 2021. Upon Ms. Mikolajczak’s resignation from our board of directors, this award was automatically terminated and forfeited in full as no shares underlying this award had vested as of her resignation date.

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Outstanding Equity Awards at 2021 Year End Table

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Jagdeep Singh(4)(6)	04/08/2013	2,010,874	—	0.64	04/08/2023	—	—
Jagdeep Singh(5)(6)	08/19/2016	2,499,520	—	1.31	08/19/2026	—	—
Jagdeep Singh(6)(7)	03/15/2017	6,498,753	—	1.33	03/15/2027	—	—
Jagdeep Singh(6)(8)	08/07/2020	—	—	—	—	2,764,950	61,354,241
Jagdeep Singh(9)	12/16/2021	—	8,399,133	23.04	12/16/2031	—	—
Kevin Hettrich(6)(11)	05/03/2016	265,680	—	1.31	05/03/2026	—	—
Kevin Hettrich(6)(7)	03/15/2017	467,551	—	1.33	03/15/2027	—	—
Kevin Hettrich(6)(12)	06/05/2019	251,360	150,814	2.38	06/05/2029	—	—
Kevin Hettrich(6)(13)	08/07/2020	—	—	—	—	469,206	10,411,681
Kevin Hettrich(9)	12/16/2021	—	419,956	23.04	12/16/2031	—	—
Celina Mikolajczak(9)(10)	12/16/2021	—	839,913	23.04	12/16/2031	—	—
Celina Mikolajczak(14)(10)	08/05/2021	—	—	—	—	85,251	1,891,720
Dr. Timothy Holme(4)(6)	04/08/2013	333,804	—	0.64	04/08/2023	—	—
Dr. Timothy Holme(15)	02/27/2015	333,804	—	1.05	02/27/2025	—	—
Dr. Timothy Holme(6)(7)	03/15/2017	667,610	—	1.33	03/15/2027	—	—
Dr. Timothy Holme(6)(13)	08/07/2020	—	—	—	—	234,599	5,205,752
Dr. Timothy Holme(9)	12/16/2021	—	839,913	23.04	12/16/2031	—	—
Dr. Mohit Singh(6)(16)	06/17/2015	709,926	—	1.05	06/17/2025	—	—
Dr. Mohit Singh(6)(7)	03/15/2017	1,335,220	—	1.33	03/15/2027	—	—
Dr. Mohit Singh(6)(12)	06/05/2019	377,040	226,222	2.38	06/05/2029	—	—
Dr. Mohit Singh(6)(13)	08/07/2020	—	—	—	—	234,599	5,205,752
Dr. Mohit Singh(9)	12/16/2021	—	839,913	23.04	12/16/2031	—	—

(1)	All stock options that were granted prior to 2021 were granted pursuant to the 2010 Equity Incentive Plan.

(2)	All stock options granted in 2021 were EPA Program awards and granted pursuant to the 2020 Equity Incentive Plan.

(3)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing market price of our Class A common stock on the NYSE on December 31, 2021, which was $22.19 per share.

(4)	3/4th of these option shares vested on February 13, 2016, and the remainder were vested by February 13, 2017.

2022 Proxy Statement | 51

(5)	These option shares vested by December 10, 2018.

(6)	The equity award is eligible for accelerated vesting in the event the named executive officer’s employment is terminated in a qualifying termination in connection with a change in control. The acceleration rights are described below under “Executive Compensation—Potential Payments upon Termination or Change in Control.”

(7)	These option shares vested as to 1/48th of the total shares subject to the option on May 1, 2017, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(8)	1/8th of the RSUs vested on February 15, 2021 and 1/16th vest quarterly thereafter, subject to the holder’s continued service through each vesting date.

(9)	This EPA Program award vests based on attainment of certain performance conditions described in “Compensation Discussion and Analysis—Extraordinary Performance Award Program.”

(10)	In June 2022, Ms. Mikolajczak transitioned from her full-time role as our Chief Manufacturing Officer to an advisory role on our Scientific Advisory Board.

(11)	These option shares vested on April 27, 2019.

(12)	These option shares vested as to 1/48th of the total shares subject to the option on July 5, 2019, and the remainder vested and will vest on each monthly anniversary thereafter, subject to the optionee’s continued service through each vesting date.

(13)	1/6th of the RSUs vested on February 15, 2021 and 1/12th vest quarterly thereafter, subject to the holder’s continued service as of each vesting date.

(14)	1/4th of the RSUs will vest on August 15, 2022 and 1/16th vest quarterly thereafter, subject to the holder’s continued service through each vesting date.

(15)	These option shares vested on February 27, 2018.

(16)	1/4th of these option shares vested on June 17, 2016, and the remainder were vested by June 17, 2019.

Option Exercises and Stock Vested During Fiscal Year 2021

The following table presents information concerning the aggregate number of shares of our Class A common stock for which stock options were exercised and which were acquired upon the vesting of RSU awards during fiscal year 2021 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercises	Exercise ($)	Acquired on Vesting	Vesting ($)
	(#)		(#)
Jagdeep Singh	—	—	1,256,800	47,896,648
Kevin Hettrich	—	—	335,144	13,478,733
Celina Mikolajczak(1)	—	—	—	—
Dr. Timothy Holme	—	—	167,576	6,386,401
Dr. Mohit Singh	1,642,794	42,333,207	167,576	6,739,660

(1)	In June 2022, Ms. Mikolajczak transitioned from her full-time role as our Chief Manufacturing Officer to an advisory role on our Scientific Advisory Board.

Other Compensation

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; a health savings account; a wellness incentive; and a tax-qualified Section 401(k) plan for which no match by us is provided. We provide certain limited perquisites and other personal benefits to our named executive officers and certain senior employees, as described above in the section titled “Perquisites.”

Retirement Benefits

We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

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Potential Payments upon Termination or Change in Control

Prior to 2021, we did not have a formal plan with respect to severance benefits payable to our named executive officers and other key employees. From time to time, we granted equity awards to, or entered into offer letters with, certain key employees, including our named executive officers, that provide for accelerated vesting of equity awards in the event such key employee’s employment was involuntarily terminated under certain circumstances related to a change in control.

In March 2021, our board of directors approved, and we entered into change in control and severance agreements (each, a “CIC Agreement”) with each of our named executive officers, which require us to make specific payments and benefits in connection with the termination of such named executive officers’ employment under certain circumstances. These CIC Agreements superseded any other agreement or arrangement relating to severance payments and benefits with these named executive officers or any terms of their option agreements related to vesting acceleration or other similar severance-related terms.

The CIC Agreements will remain in effect for an initial term of three years. At the end of the initial term, each CIC Agreement will automatically renew for an additional one-year period unless either party provides notice of nonrenewal within 90 days prior to the date of the automatic renewal. The CIC Agreements also acknowledge that each of these named executive officers is an at-will employee, whose employment can be terminated at any time. In order to receive the severance payments and benefits described below, each of these named executive officers is obligated to execute a release of claims against us.

In the event of a termination of employment without “cause” (as defined in the CIC Agreement) outside of the “change in control period” (as generally defined below), such named executive officer will receive the following:

●	continued base salary for 6 months, or 12 months for our CEO;

●	up to 50% of each named executive officer’s potential bonus, in the discretion of our compensation committee;

●	paid COBRA benefits for up to 6 months, or 12 months for our CEO; and

●	no acceleration of equity awards.

In the event of a termination of employment without “cause” or a resignation for “good reason” (as defined in the CIC Agreement) during the “change in control period,” such named executive officer will receive the following:

●	a lump-sum payment of 12 months of base salary;

●	a lump-sum payment equal to 100% of the potential bonus;

●	paid COBRA benefits for up to 12 months; and

●	100% acceleration of equity awards.

In the event any payment to one of these named executive officers is subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a “parachute payment” under Section 280G of the Code), such named executive officer will be entitled to receive such payment as would entitle him or her to receive the greatest after-tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

For the purpose of the change in control agreements, “change in control period” means generally the period beginning three months prior to, and ending 12 months following, a change in control of us.

As described above, Ms. Mikolajczak’s CIC Agreement was superseded and replaced by the Mikolajczak Separation Agreement.

2022 Proxy Statement | 53

Outside Director Compensation

Prior to 2021, we had no formal arrangements under which outside directors received compensation for their service on our board of directors or its committees. Our policy was to reimburse outside directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as outside directors, and occasionally grant stock options to our outside directors upon their respective appointments as directors.

In March 2021, our board of directors adopted a new outside director compensation policy (the “Director Compensation Policy”) for our outside directors that became effective retroactively to February 1, 2021. The Director Compensation Policy was developed with input from Compensia regarding practices and compensation levels at comparable companies. The Director Compensation Policy is designed to attract, retain, and reward outside directors.

Under the Director Compensation Policy, each outside director will receive the cash and equity compensation for board services described below. We also will reimburse our outside directors for reasonable, customary, and documented travel expenses to meetings of our board of directors or its committees and other expenses. Directors who are also our employees receive no additional compensation for their service as directors.

Maximum Annual Compensation Limit

The Director Compensation Policy includes a maximum annual limit of $750,000 of cash compensation and equity compensation awards that may be paid, issued, or granted to an outside director in any fiscal year (increased to $1,000,000 in the outside director’s initial year of service as an outside director). For purposes of this limitation, the grant date fair value is determined in accordance with GAAP. Any cash compensation or equity awards granted under the 2020 Plan to an outside director for his or her services as an employee, or for his or her services as a consultant (other than as an outside director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our outside directors.

Cash Compensation

Outside directors are entitled to receive the following cash compensation for their service under the Director Compensation Policy:

●	$80,000 per year for service as a board member;

●	$22,000 per year for service as lead independent director of our board of directors;

●	$25,000 per year for service as chair of the audit committee;

●	$12,500 per year for service as member of the audit committee;

●	$18,000 per year for service as chair of the compensation committee;

●	$9,000 per year for service as member of the compensation committee;

●	$13,000 per year for service as chair of the nominating and corporate governance committee; and

●	$6,500 per year for service as member of the nominating and corporate governance committee.

Each outside director who serves as the chair of a committee will receive only the annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee. All cash payments to outside directors are paid quarterly in arrears on a pro-rated basis.

Equity Compensation

In the event of a “change in control” (as defined in the 2020 Plan), each outside director’s outstanding awards will fully vest, provided that the outside director continues to be an outside director through the date of the change in control.

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Initial Awards

Each person who first becomes an outside director following the effective date of the Director Compensation Policy will automatically receive an initial award of RSUs (the “Initial Award”). The Initial Award will cover a number of shares of our Class A common stock equal to $320,000 divided by the twenty (20) trading day volume weighted average stock price for the twenty (20) trading days prior to the applicable grant date. The Initial Award will vest in equal monthly installments as to 1/12th quarterly over three years on our quarterly vesting dates, which are February 15, May 15, August 15 and November 15, beginning with the first quarterly vesting date to occur more than 3 months after such individual first becomes an outside director, subject to the outside director continuing to be a service provider through the applicable vesting date. If the person was a member of our board of directors and also an employee, becoming an outside director due to termination of employment will not entitle them to an Initial Award.

Annual Award

Each outside director will automatically receive, on the date of each annual meeting of our stockholders following the effective date of the Director Compensation Policy, an annual award of RSUs (an “Annual Award”) covering a number of shares of our Class A common stock equal to $160,000 divided by the twenty (20) trading day volume weighted average stock price for the twenty (20) trading days prior to the applicable grant date. The Annual Awards granted in December 2021 will vest on the first quarterly vesting date to occur following the one-year anniversary of the date the Annual Award was granted. Any Annual Awards granted from 2022 onwards will vest on the earlier of the one-year anniversary of the date the Annual Award was granted or the day before the next annual meeting of stockholders.

Any person who first becomes an outside director following the effective date of the Director Compensation Policy and on any date other than the date of an annual meeting of our stockholders will automatically receive the Annual Award, with such Annual Award prorated to reflect a partial year of service. Messrs. Blome and Wiese have not received any compensation pursuant to the Director Compensation Policy and have each waived their right to any compensation under the Director Compensation Policy.

Outside Director Compensation for Fiscal Year 2021

The following table sets forth information regarding the total compensation awarded to, earned by or paid to our outside directors for their service on our board of directors, for the fiscal year ended December 31, 2021. Ms. Mikolajczak served as an outside director on our board of directors from April 2021 until resigning in May 2021 to accept her offer of employment with us. Accordingly, only her compensation relating to her service as an outside director is reflected in the tables below. See “Executive Compensation” for information regarding Ms. Mikolajczak’s compensation as a named executive officer.

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Name(1)	Fees Earned	Stock	Option	All Other	Total
	or Paid in Cash	Awards	Awards	Compensation	($)
	($)(2)	($)(3)	($)	($)
Frank Blome(4)	—	—	—	—	—
Brad Buss	104,500	126,950	—	—	231,450
John Doerr(5)	85,250	126,950	—	—	212,200
Jeneanne Hanley	—	441,471	—	—	441,471
Prof. Dr. Jürgen Leohold	94,000	126,950	—	—	220,950
Celina Mikolajczak	8,444 (6)	261,697(7)	—	—	270,141
Justin Mirro(8)	110,917	126,950	—	—	237,86
Dipender Saluja	84,792	126,950	—	—	211,742
JB Straubel	81,583	126,950	—	—	208,533
Jens Wiese(4)	—	—	—	—	—

(1)	Jagdeep Singh is a co-founder, executive officer and employee of the Company and therefore did not receive compensation in fiscal year 2021 as an outside director and is intentionally omitted from this table and the table below regarding outstanding equity awards. Prof. Dr. Fritz Prinz is a co-founder of the Company and even though he is a non-employee director, he received compensation in fiscal year 2021 in connection with certain technical consulting and advisory services provided to the Company, and therefore did not receive additional compensation as an outside director and is intentionally omitted from this table and the table below regarding outstanding equity awards. See “Related Party Transactions—Other Transactions” for a description of the compensation provided to Pro. Dr. Prinz in connection with his technical consulting and advisory services. Each of Susan Huppertz and Dr. Gena Lovett joined our board of directors after December 31, 2021 and thus are intentionally omitted from this table and the table below regarding outstanding equity awards. Compensation received by Ms. Mikolajczak for her service as an outside director prior to her resignation from the board are reported in the “2021 Summary Compensation Table” above.

(2)	Consists of board of directors and committee annual retainers and, if applicable, committee chair retainers.

(3)	The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the FASB’s ASC Topic 718. See Notes 2 and 10 to the audited consolidated financial statements included in the Original Filing for a discussion of the assumptions made by us in determining the grant-date fair value of our equity awards.

(4)	Messrs. Blome and Wiese each waived their right to any compensation for their service as an outside director.

(5)	Mr. Doerr retired from our board of directors in February 2022.

(6)	This amount represents outside director fees paid to Ms. Mikolajczak for her service as an outside director prior to her resignation. Ms. Mikolajczak has retained such payments given they represented a pro rata payment for the period she served as an outside director.

(7)	Upon Ms. Mikolajczak’s resignation from our board of directors, all such stock awards, none of which had vested, were automatically terminated and forfeited.

(8)	Mr. Mirro resigned from our board of directors in April 2022.

The following table lists all outstanding equity awards held by outside directors as of December 31, 2021:

Name	Aggregate Number of Shares of Class A Common Stock Subject to Outstanding RSU Awards	Aggregate Number of Shares Underlying Outstanding Options
Frank Blome	—	—
Brad Buss	5,294	1,407,612
John Doerr(1)	5,294	—
Jeneanne Hanley	19,070	—
Prof. Dr. Jürgen Leohold	5,294	394,350
Celina Mikolajczak(2)	—	—
Justin Mirro(3)	5,294	—
Dipender Saluja	5,294	—
JB Straubel	5,294	1,005,437
Jens Wiese	—	—

(1)	Mr. Doerr retired from our board of directors in February 2022.

(2)	Ms. Mikolajczak resigned in May 2021 to accept an employment offer from the Company and forfeited all of the RSUs that were formerly granted to her as an outside director.

(3)	Mr. Justin Mirro resigned from our board of directors in April 2022.

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Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee have ever been an executive officer or employee of our company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve on our board of directors or compensation committee.

Securities Authorized for Issuance Under Equity Incentive Plans

The following chart sets forth certain information as of December 31, 2021, with respect to our equity compensation plans, specifically our 2010 Equity Incentive Plan (the “2010 Plan”), 2020 Equity Incentive Plan (the “2020 Plan”), and our 2020 Employee Stock Purchase Plan (the “ESPP”). Each of the 2010 Plan, the 2020 Plan, and the ESPP has been approved by our stockholders.

Plan Category	(a)	(b)	(c)
	Number of	Weighted Average	Number of Securities Remaining
	Securities to be Issued	Exercise Price of	Available for Future Issuance Under
	Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities Reflected in
	Warrants and Rights	and Rights(1)	Column (a))
Equity compensation plans approved by stockholders(2)	63,633,263	$7.74	32,114,587
Equity compensation plans not approved by stockholders	-	-	-
Total	63,633,263	$7.74	32,114,587

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units or shares issued under the ESPP, neither of which have any exercise price.

(2)	Includes the following plans: the 2010 Plan, the 2020 Plan and the ESPP. Our 2020 Plan provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 41,500,000 shares of Class A common stock, (ii) five percent (5%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by our board of directors. Our ESPP provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 7,600,000 shares of Class A common stock, (ii) one percent (1%) of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by our board of directors. On January 1, 2021, the number of shares available for issuance under our 2020 Plan and our ESPP increased by 21,415,959 shares and 4,283,191 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

Chief Executive Officer Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the total compensation of Jagdeep Singh, our CEO, and the total annual compensation of our median employee (other than Mr. Singh). For our last completed fiscal year, which ended December 31, 2021:

●	The median of the total annual compensation of all employees (including temporary employees and interns and excluding Mr. Singh) of our Company was $145,391.

2022 Proxy Statement  |  57

●	Mr. Singh’s annual total compensation, as reported in the Summary Compensation Table included in this proxy statement, was $69,102,285. As noted in the Summary Compensation Table, the vast majority of Mr. Singh’s 2021 annual total compensation reflects an accounting-driven valuation for his EPA Program stock option award, as to which no shares have vested as of the date of this filing, and which is further subject to the payment of an exercise price of $23.04 per share.

●	Based on the above, for fiscal year 2021, the ratio of Mr. Singh’s total annual compensation to the median of the total annual compensation of all employees was 475 to 1. Excluding the effects of Mr. Singh’s EPA Program stock option award, none of which have vested, the ratio of Mr. Singh’s total annual compensation to the median of the total annual compensation of all employees was 5 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

●	We selected December 31, 2021, which is the last day of our fiscal year, as the date upon which we would identify the median employee.

●	As of December 31, 2021, our employee population consisted of 580 individuals (including temporary employees and interns and excluding Mr. Singh).

●	To identify the “median employee” from our employee population we used payroll records as of December 31, 2021. The compensation measure included the following: annualized base salary and target bonus that employees were eligible to earn during the year.

●	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $145,391.

●	With respect to the annual total compensation for Mr. Singh, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of July 1, 2022 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class or voting power of our common stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 349,671,019 shares of our Class A common stock and 82,998,187 shares of Class B common stock outstanding as of July 1, 2022. We have deemed shares of our Common Stock subject to stock options that are currently exercisable or exercisable within 60 days of July 1, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of July 1, 2022, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o QuantumScape Corporation, 1730 Technology Drive, San Jose, California, 95110.

	Shares Beneficially Owned
	Class A Common		Class B Common Stock		All Common Stock
	Stock
Name of Beneficial Owner	Number	%	Number	%	Number	%	% of
							Total
							Vote+
Greater than 5% Stockholders:
Volkswagen Group of America Investments, LLC(1)	68,236,103	19.51	17,980,436	21.66	86,216,539	19.93	21.03
Khosla Ventures III, LP(2)	3,544,040	1.01	24,808,284	29.89	28,352,324	6.55	21.33
Capricorn Libra Investment Group, LP(3)	17,517,280	5.01	—	*	17,517,280	4.05	1.48
Named Executive Officers and Directors:
Jagdeep Singh(4)	12,732,476	3.55	16,936,341	19.92	29,668,817	6.68	15.06
Kevin Hettrich(5)	995,929	*	—	*	995,929	*	*
Dr. Timothy Holme(6)	991,343	*	11,686,003	14.08	12,677,346	2.92	9.98
Celina Mikolajczak(7)	22,228	*	—	*	22,228	*	*
Dr. Mohit Singh(8)	2,539,839	*	—	*	2,539,839	*	*
Frank Blome(9)	—	*	—	*	—	*	*
Brad Buss(10)	854,012	*	—	*	854,012	*	*
Jeneanne Hanley(11)	2,180	*	—	*	2,180	*	*
Susan Huppertz(12)	3,106	*	—	*	3,106	*	*
Prof. Dr. Jürgen Leohold(13)	285,457	*	—	*	285,457	*	*
Dr. Gena Lovett(14)	2,377	*	—	*	2,377	*	*
Prof. Dr. Fritz Prinz(15)	1,607,710	*	10,087,631	12.15	11,695,341	2.70	8.69
Dipender Saluja(16)	244,465	*	—	*	244,465	*	*
JB Straubel(17)	907,473	*	—	*	907,473	*	*
Jens Wiese(18)	—	*	—	*	—	*	*
All directors and executive officers as a group (16 individuals)(19)	23,276,812	6.35	38,709,975	45.54	61,986,787	13.73	33.73

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*	Represents beneficial ownership of less than 1%.

+	Shares of Class A common stock have one vote per share, while shares of Class B common stock have 10 votes per share.

(1)	Consists of 68,236,103 shares of Class A common stock and 17,980,436 shares of Class B common stock. The business address of Volkswagen Group of America Investments, LLC (“VGA”) is 220 Ferdinand Porsche Dr. Herndon, VA 20171.

(2)	Consists of 3,544,040 shares of Class A common stock and 24,808,284 shares of Class B common stock. The business address of Khosla Ventures III, LP is 2128 Sand Hill Road Menlo Park, CA 94025.

(3)	Consists of 1,604,056 shares of Class A common stock held by Technology Impact Growth Fund, LP, 2,231,822 shares of Class A common stock held by TIGF Direct Strategies LLC – Series 3, and 13,681,402 shares of Class A common stock held by Capricorn-Libra Investment Group, LP. TIGF Partners, LLC is the general partner of Technology Impact Growth Fund, LP and the manager of TIGF Direct Strategies LLC—Series 3. TIGF Partners, LLC is owned by Dipender Saluja (40%), Ion Yadigaroglu (40%) and Capricorn Investment Group, LLC (20%). The business address of each of these entities is 250 University Avenue Palo Alto, CA 94301.

(4)	Consists of (a) options to purchase 8,998,273 shares of Class A common stock that are exercisable within 60 days of July 1, 2022, (b) options to purchase 2,010,874 shares of Class B common stock that are exercisable within 60 days of July 1, 2022, (c) 251,359 RSUs which are subject to vesting within 60 days of July 1, 2022, (d) 826,381 shares of Class A common stock held by Mr. Singh, (e) 1,340,582 shares of Class B common stock held by Mr. Singh, (f) 3,517,105 shares of Class B common stock held in trust by Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020, (g) 3,517,105 shares of Class B common stock held in trust by Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020, (h) 970,877 shares of Class A common stock and 6,550,675 shares of Class B common stock held in trust by Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996, (i) 561,862 shares of Class A common stock held in trust by Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013, (j) 561,862 shares of Class A common stock held in trust by Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013, and (k) 561,862 shares of Class A common stock held in trust by Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013. Mr. Singh shares voting and dispositive power and is the trustee of each of Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020, Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020, Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996, Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013, Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013 and Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013.

(5)	Consists of (a) options to purchase 918,700 shares of Class A common stock that are exercisable within 60 days of July 1, 2022, (b) 75,733 RSUs which are subject to vesting within 60 days of July 1, 2022, and (c) 1,496 shares of Class A common stock held by Mr. Hettrich.

(6)	Consists of (a) options to purchase 884,706 shares of Class A common stock that are exercisable within 60 days of July 1, 2022, (b) 41,257 RSUs which are subject to vesting within 60 days of July 1, 2022 and (c) 65,380 shares of Class A common stock and 11,686,003 shares of Class B common stock held by Dr. Holme.

(7)	Consists of (a) 21,313 RSUs subject to vesting within 60 days of July 1, 2022 and (b) 915 shares of Class A common stock held by Ms. Mikolacjzak. Ms. Mikolajczak previously served as a member of our board of directors from April 2021 until resigning in May 2021 to accept an offer of full-time employment to join as our Vice President of Manufacturing Engineering in July 2021 and was promoted to Chief Manufacturing Officer in November 2021. In June 2022, Ms. Mikolajczak transitioned from her full-time role as our Chief Manufacturing Officer to an advisory role on our Scientific Advisory Board.

(8)	Consists of (a) options to purchase 2,463,586 shares of Class A common stock that are exercisable within 60 days of July 1, 2022, (b) 41,257 RSUs which are subject to vesting within 60 days of July 1, 2022, and (c) 34,996 shares of Class A common stock held by Dr. Singh.

(9)	Mr. Blome, a member of our board of directors, is Head of Volkswagen AG’s Battery Center of Excellence. Mr. Blome disclaims beneficial ownership of all shares held by VGA referred to in footnote (1) above.

(10)	Consists of (a) options to purchase 539,586 shares of Class A common stock that are exercisable within 60 days of July 1, 2022 and (b) 314,426 shares of Class A common stock held by Mr. Buss.

(11)	Consists of (a) 1,090 RSUs subject to vesting within 60 days of July 1, 2022 and (b) 1,090 shares of Class A common stock held by Ms. Hanley.

(12)	Consists of (a) 1,553 RSUs subject to vesting within 60 days of July 1, 2022 and (b) 1,553 shares of Class A common stock held by Ms. Huppertz.

(13)	Consists of (a) options to purchase 138,162 shares of Class A common stock that are exercisable within 60 days of July 1, 2022 and (b) 147,295 shares of Class A common stock held by Prof. Dr. Leohold.

(14)	Consists of (a) 1,189 RSUs subject to vesting within 60 days of July 1, 2022 and (b) 1,188 shares of Class A common stock held by Ms. Lovett.

(15)	Consists of (a) 964,626 shares of Class A common stock and 6,374,969 shares of Class B common stock held in trust by Friedrich Prinz and Gertrud Prinz, Trustees of The Prinz Family Trust dated September 17, 2018, (b) 321,542 shares of Class A common stock and 801,200 shares of Class B common stock held in trust by The Goldman Sachs Trust Company of Delaware, Trustee of the Marie Helene Prinz 2019 Trust dated June 17, 2019, (c) 321,542 shares of Class A common stock and 801,200 shares of Class B common stock held in trust by The Goldman Sachs Trust Company of Delaware, Trustee of the Benedikt F. Prinz 2019 Trust dated June 17, 2019, (d) 1,055,131 shares of Class B common stock held in trust by Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020, and (e) 1,055,131 shares of Class B common stock held in trust by Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020. Prof. Dr. Prinz shares voting and dispositive power and is the trustee of each of Friedrich Prinz and Gertrud Prinz, Trustees of The Prinz Family Trust dated September 17, 2018, Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020, Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020, The Goldman Sachs Trust Company of Delaware, Trustee of the Benedikt F. Prinz 2019 Trust dated June 17, 2019 and The Goldman Sachs Trust Company of Delaware, Trustee of the Marie Helene Prinz 2019 Trust dated June 17, 2019.

60 | QuantumScape

(16)	Consists of 244,465 shares of Class A common stock held by Mr. Saluja. Mr. Saluja, a member of our board of directors, is Managing Director of Capricorn-Libra Investment Group, LP. Mr. Saluja disclaims beneficial ownership of all shares held by Capricorn-Libra Investment Group, LP referred to in footnote (3) above.

(17)	Consists of (a) options to purchase 536,236 shares of Class A common stock that are exercisable within 60 days of July 1, 2022 and (b) 371,237 shares of Class A common stock held by Mr. Straubel.

(18)	Mr. Wiese, a member of our board of directors, is Head of Volkswagen Group M&A, Investment Advisory, and Partnerships. Mr. Wiese disclaims beneficial ownership of all shares held by VGA referred to in footnote (1) above.

(19)	Consists of (a) options to purchase 16,401,324 shares of Class A common stock that are exercisable within 60 days of July 1, 2022, (b) options to purchase 2,010,874 shares of Class B common stock that are exercisable within 60 days of July 1, 2022, (c) 493,730 RSUs subject to vesting within 60 days of July 1, 2022, (d) 6,381,758 shares of Class A common stock, and (e) 36,699,101 shares of Class B common stock.

2022 Proxy Statement | 61

RELATED PERSON TRANSACTIONS

The following is a description of each transaction since January 1, 2021, and each currently proposed transaction and certain other transactions, in which:

●	we have been or are to be a participant;

●	the amount involved exceeded or exceeds $120,000; and

●	any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Registration Rights

On September 2, 2020, Kensington, Kensington Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and certain stockholders of Legacy QuantumScape (the “New Holders” and, collectively with the Sponsor, the “Holders”) entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), which was effective as of the closing of the Business Combination. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, we filed a registration statement to register the resale of certain shares of common stock held by the Holders after the Business Combination and subject to certain conditions, we are separately required at all times to maintain an effective registration statement for the benefit of the Holders.

Lock-Up Agreements

The Registration Rights and Lock-Up Agreement included lock-up restrictions that prohibit the Holders from transferring shares of our company held by them as of the date of that agreement until 180 days after November 25, 2020, subject to customary exceptions. These transfer restrictions were subject to earlier release on (i) the last consecutive trading day where the sale price of the Class A common stock equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (ii) such date on which we completed a liquidation, merger, stock exchange or other similar transaction that resulted in all of our stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. These lock-up restrictions expired in 2021.

In connection with the transactions contemplated by the Business Combination Agreement, on November 25, 2020, Legacy QuantumScape and certain stockholders of Legacy QuantumScape entered into a lock-up agreement, pursuant to which they agreed, subject to customary exceptions, not to transfer shares of common stock for a period of 180 days after November 25, 2020. These transfer restrictions were also subject to earlier release on (i) the last consecutive trading day where the sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (ii) such date on which we completed a liquidation, merger, stock exchange or other similar transaction that resulted in all of our stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. These lock-up restrictions expired in 2021.

In connection with the offering of shares of our Class A common stock in March 2021, (i) we agreed that, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC on behalf of the underwriters and subject to certain exceptions, we would not offer, sell, or agree to sell, directly or indirectly, any shares of our Common Stock for a period of 90 days from the date of the final prospectus relating to such offering, and (ii) each of our directors and executive officers agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of such agreement continuing through May 21, 2021, except with the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC. These lock-up restrictions expired in 2021.

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Senior Employee Lock-Up Agreements

In connection with the transactions contemplated by the Business Combination Agreement, on September 2, 2020, Kensington entered into separate Senior Employee Lock-Up Agreements with certain senior level employees of Legacy QuantumScape (the “Senior Employees”), including Legacy QuantumScape’s executive officers. The Senior Employee Lock-Up Agreements provide that the securities of our company owned of record or beneficially by the Senior Employees (including certain securities that may be granted or issued to a Senior Employee after the Business Combination) (collectively, the “Lock-Up Shares”) may generally not be transferred for at least 180 days after the Business Combination (the “Initial Lock-Up Period”) and up to four years after the Business Combination, subject to certain exceptions. Following the Initial Lock-Up Period, Senior Employees may transfer Lock-Up Shares without restriction as follows: (i) during the first year after the Business Combination, up to 25% of the total number of Lock-Up Shares, (ii) following the first anniversary of the Business Combination until the earlier of four years after the Business Combination or the occurrence of an event described below, up to 50% of the total number of Lock-Up Shares (taking into account any transfers under clause (i) above), and (iii) up to an additional 50% of the total number of Lock-Up Shares following satisfaction of agreed delivery requirements between us and VGA.

These transfer restrictions are subject to earlier release if (i) we complete a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property; (ii) VGA terminates for any reason the Amended and Restated Joint Venture Agreement, dated as of May 14, 2020, by and among us and VGA; (iii) VGA issues a critical or negative statement regarding us and our technology unless such statement is required to be made by VGA under applicable law and is truthful and accurate; or (iv) VGA transfers certain of our securities in excess of the amounts set forth in the Senior Employee Lock-Up Agreements. Pursuant to the Senior Employee Lock-Up Agreements, upon the consummation of the merger, we paid to each Senior Employee a one-time cash bonus.

Letter Agreements on Board and Committee Representation

On September 2, 2020, we entered into a letter agreement (the “Original Letter Agreement”) with Legacy QuantumScape, and VGA pursuant to which we would nominate one designee of VGA for election to our board of directors, and from and after the First Closing (as defined under the Series F Preferred Stock Purchase Agreement between Legacy QuantumScape and VGA, dated May 14, 2020), a second designee of VGA. On December 7, 2020, the parties amended and restated the Original Letter Agreement to provide (subject to VGA satisfying certain specified stock ownership thresholds) that (i) in connection with any annual or special meeting of stockholders at which directors will be elected, we will nominate for election to our board of directors two designees of VGA (each, a “VW Director”), and (ii) we shall cause one VW Director to be appointed to the nominating and corporate governance committee of our board of directors, provided that such VW Director fulfills the independence requirements under applicable NYSE rules (as amended, the “VW Director Agreement”). Messrs. Blome and Wiese are the two current VW Directors pursuant to the VW Director Agreement.

VGA Letter Agreement on Earmarked Funds

On September 2, 2020, Kensington, Legacy QuantumScape and VGA entered into a letter agreement pursuant to which, subject to the terms of such letter agreement, Kensington and Legacy QuantumScape agreed to reserve a certain portion of the proceeds from our Series F Preferred Stock financing (as described below) and the capital obtained through the Business Combination (including any concurrent “PIPE” financing) in a separate account to fund our future contributions to QSV Operations LLC, the joint venture between us and VGA (“QSV”). The parties agreed that the amount to be held in the separate account was $134 million as of the date of the letter agreement.

Indemnification of Directors and Officers; Exculpation

Our Certificate of Incorporation limits our directors’ liability for money damages to the fullest extent permitted under the DGCL. The DGCL permits a certificate of incorporation provision to provide that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for certain unlawful payments of dividends or redemptions or repurchases of shares; or

●	for any breach of a director’s duty of loyalty.

2022 Proxy Statement | 63

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement of reasonable expenses (including attorneys’ fees) in advance of the final disposition of the proceeding, subject to an undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under our Bylaws or the DGCL.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers following the Business Combination. These indemnification agreements provide our directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Equity Financings

Series F Preferred Stock Financing

On March 30, 2021, the Company, Legacy QuantumScape, and VGA agreed that the technical milestone under the Series F Preferred Stock Agreement, dated May 14, 2020(as amended) was satisfied and entered into an amendment to, among other things, consummate the sale of 7,569,508 shares of Class A common stock to VGA for a purchase price of $200,000,026.48 (the “Series F Closing Agreement”). The sale was consummated on April 28, 2021, representing the second and final closing in the Series F Preferred Stock Financing. Frank Blome was a member of the board of directors of Legacy QuantumScape and is a member of our board of directors and an affiliate of VGA. Jens Wiese is a member of our board of directors and an affiliate of VGA.

Commercial Agreements

Agreements with Volkswagen

Joint Venture Agreement

In June 2018, Legacy QuantumScape and VGA formed a 50-50 joint venture entity, QSV, to facilitate the commercialization of Legacy QuantumScape’s solid-state battery technology and enable Volkswagen AG to be the first automotive OEM to utilize this technology. In 2018, the parties made an initial equity investment to the joint venture of approximately $3 million in total. The joint venture agreements were amended in 2020 in connection with a further $200 million investment commitment by VGA in Legacy QuantumScape Series F Preferred Stock.

Limited Liability Company Agreement

In June 2018, in connection with the joint venture, QSV was organized in connection with entry into a Limited Liability Company Agreement (the “LLCA”), with Legacy QuantumScape and VGA designated as the members of QSV. In May 2020, the parties amended and restated the LLCA in connection with the amendment to the joint venture agreement.

Phase 1 License Agreement

In May 2020, in connection with the joint venture, Legacy QuantumScape entered into a license agreement with QSV (which amended and restated a license agreement entered into in September 2018) to license its battery technology. The battery technology that is licensed to the joint venture does not include the right to manufacture Legacy QuantumScape’s proprietary solid-state separator.

64 | QuantumScape

Common IP License Agreements

In May 2020, in connection with the joint venture, Legacy QuantumScape entered into a license agreement with Volkswagen Group of America, Inc. (“VWGoA”) (which amended and restated a license agreement entered into in September 2018) to license certain intellectual property on a royalty free basis in connection with production and manufacturing of solid-state battery cells by the joint venture in the automotive space.

Mutual Non-Disclosure Agreement

In January 2017, Legacy QuantumScape entered into, and in April 2018, amended, a mutual non-disclosure agreement with VWGoA to provide to each other certain proprietary, confidential and trade secret information in connection with discussion and negotiations regarding potential cooperation in connection with the development and production of battery cells and related components, including research and development regarding production process.

Other Transactions

In fiscal year 2021, we paid Prof. Dr. Fritz Prinz, a member of our board of directors, compensation of approximately $216,000 in exchange for certain technical consulting and advisory services apart from his board service. In addition, Prof. Dr. Fritz Prinz received an option grant pursuant to our EPA Program on December 16, 2021. The applicable tranches for this grant to vest are described in the section titled “Equity Compensation—Extraordinary Performance Award Program.” Based on the aggregate grant date fair value of this grant computed in accordance with FASB ASC Topic 718 and the achievement of the tranches deemed currently probable to vest as of the grant date, the value of this option grant was approximately $1,709,217.

On February 14, 2022, we entered into a Material Recycling Agreement with Redwood Materials, Inc. (“Redwood”) to jointly develop methods for Redwood to handle and process our non-hazardous waste materials. This agreement does not involve the exchange of any cash consideration and is intended as an collaboration to explore the feasibility for a future commercial agreement on mutually agreed upon price and volume terms. JB Straubel, a member of our board of directors, is the Chief Executive Officer and on the board of directors of Redwood.

2022 Proxy Statement | 65

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2023 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2023 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before April 6, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

QuantumScape Corporation

Attention: Corporate Secretary

1730 Technology Drive,

San Jose, California, 95110

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2023 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in Bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

●	no earlier than 8:00 a.m., local time, on May 23, 2023, and

●	no later than 5:00 p.m., local time, on June 22, 2023.

In the event that the date our 2023 annual meeting is changed by more than 25 days of the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:

●	no earlier than 8:00 a.m., local time, on the 120th day prior to the day of our 2023 annual meeting, and

●	no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our Bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Delinquent Section 16(a) Reports

Under Section 16 of the Exchange Act, our directors, executive officers and any persons holding more than 10% of our common stock are required to report initial ownership of our common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and we are required to disclose any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, we are aware of no late Section 16(a) filings other than Form 4 filings for one transaction by each of Messrs. John Doerr, Howard Lukens, Dipender Saluja, Jagdeep Singh and Mohit Singh, and two transactions by each of Messrs. Kevin Hettrich and Michael McCarthy, due to administrative error.

66 | QuantumScape

2021 Annual Report

Our financial statements for our fiscal year ended December 31, 2021 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our Proxy Materials are posted on our website at ir.quatumscape.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to QuantumScape Corporation, 1730 Technology Drive, San Jose, California, 95110, Attention: Investor Relations; or by electronic mail to ir@quantumscape.com.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

* * *

The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

San Jose, California

August 4, 2022

2022 Proxy Statement | 67

QUANTUMSCAPE CORPORATION
1730 TECHNOLOGY DRIVE
SAN JOSE, CA 95110

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time September 19, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/QS2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time September 19, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D88472-P78483

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

QUANTUMSCAPE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect eleven (11) directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jagdeep Singh
02) Frank Blome
03) Brad Buss
04) Jeneanne Hanley
05) Susan Huppertz
06) Prof. Dr. Jürgen Leohold
07) Dr. Gena Lovett
08) Prof. Dr. Fritz Prinz
09) Dipender Saluja
10) JB Straubel
11) Jens Wiese

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote for 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

68 | QuantumScape

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D88473-P78483

QUANTUMSCAPE CORPORATION
Annual Meeting of Stockholders
September 20, 2022 9:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael McCarthy and Kevin Hettrich, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B Common Stock of QUANTUMSCAPE CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on September 20, 2022, at www.virtualshareholdermeeting.com/QS2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

2022 Proxy Statement | 69